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Exhibit 2.3

Form of

PURCHASE AGREEMENT

among

ATLAS INDUSTRIES HOLDINGS LLC,
the Parent,

ATLAS PANGBORN ACQUISITION CORP.,
the Buyer

CAPITAL EQUIPMENT RESOURCES LLC,
the Company

and

ATLAS CARRY HOLDINGS LLC,
ATLAS PANGBORN HOLDINGS LLC,
ATLAS HOLDINGS PARTNERS LLC
AND CERTAIN ENTITIES AND INDIVIDUALS
LISTED ON THE SIGNATURE PAGES HERETO,
collectively, the Sellers

Dated                        , 2007

i

SECTION 7	TAX MATTERS	30
7.1	TAX INDEMNIFICATION	30
7.2	RESPONSIBILITY FOR FILING TAX RETURNS AND PAYING TAXES	30
7.3	COOPERATION ON TAX MATTERS	30
7.4	CERTAIN TAXES AND FEES	31
7.5	REPORTING OF TRANSACTION	31
7.6	PREPARATION OF ALLOCATION SCHEDULE	31
7.7	PREPAYMENT OF INDEBTEDNESS OF COMPANY	31
SECTION 8	CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE	32
8.1	ACCURACY OF REPRESENTATIONS	32
8.2	SELLERS' PERFORMANCE	32
8.3	CONSENTS	32
8.4	OFFERING	32
8.5	ADDITIONAL DOCUMENTS	33
8.6	NO PROCEEDINGS; NO ORDERS	33
8.7	NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS	33
8.8	NO PROHIBITION	33
8.9	ANCILLARY TRANSACTIONS	33
8.10	TERMINATION OF MANAGEMENT SERVICES AGREEMENT	33
8.11	DELIVERY OF ESCROW AGREEMENT	33
8.12	DELIVERY OF ASSIGNMENT AGREEMENT	33
8.13	DELIVERY OF PREFERRED STOCK PURCHASE AGREEMENT	33
8.14	DELIVERY OF NOTE	33
8.15	TERMINATION OF PHANTOM STOCK PLAN	34
8.16	INDEBTEDNESS	34
SECTION 9	CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATION TO CLOSE	34
9.1	ACCURACY OF REPRESENTATIONS	34
9.2	PARENT'S AND BUYER'S PERFORMANCE	34
9.3	CONSENTS	34
9.4	ADDITIONAL DOCUMENTS	34
9.5	NO INJUNCTION	35
9.6	OFFERING	35
9.7	ANCILLARY TRANSACTIONS	35
9.8	LOANS	35
9.9	PAYOFF OF REMAINING INDEBTEDNESS	35
SECTION 10	TERMINATION	35
10.1	TERMINATION	35
10.2	SPECIFIC PERFORMANCE	36
10.3	EFFECT OF TERMINATION	36
SECTION 11	INDEMNIFICATION; REMEDIES	36
11.1	SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE	36
11.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS	37
11.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER	38
11.4	PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS	39
11.5	PROCEDURE FOR INDEMNIFICATION; OTHER CLAIMS	40
11.6	TAX TREATMENT OF PAYMENTS	40
SECTION 12	HISTORICAL INDEMNIFICATION CLAIMS	40
12.1	RIGHTS TO INDEMNIFICATION UNDER HISTORICAL PURCHASE AGREEMENTS	40

SECTION 13	GENERAL PROVISIONS	41
13.1	EXPENSES	41
13.2	NOTICES	41
13.3	FURTHER ASSURANCES; ADDITIONAL LIABILITY	42
13.4	WAIVER	42
13.5	ENTIRE AGREEMENT AND MODIFICATION; DISCLAIMER OF REPRESENTATIONS	42
13.6	LIMITATIONS ON LIABILITY	42
13.7	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	43
13.8	SEVERABILITY	43
13.9	SECTION HEADINGS; CONSTRUCTION	43
13.10	TIME OF ESSENCE	43
13.11	GOVERNING LAW	43
13.12	COUNTERPARTS	43
13.13	SELLER REPRESENTATIVE	43

EXHIBITS

  Exhibit A    Assignment Agreement
  Exhibit B    Escrow Agreement
  Exhibit C    Preferred Stock Purchase Agreement
  Exhibit D    Note
  Exhibit E    Series A Preferred Stock

SCHEDULES

  Schedule 1    Schedule of Sellers
  Schedule 2    Final Net Working Capital Range
  Schedule 5.2    Parent/Buyer: Required Consent

DISCLOSURE LETTER

  3.1(a)—Organization and Good Standing
  3.1(b)—Organization and Good Standing: Qualification
  3.1(c)—Organization and Good Standing: Subsidiaries
  3.2(b)—Authority; No Conflict; No Consent
  3.3(b)—Capitalization; Title to Interests
  3.6—Title to Properties; Encumbrances
  3.10—No Undisclosed Liabilities
  3.11(a)—Compliance with Legal Requirements
  3.11(b)—Compliance with Governmental Authorizations
  3.12—Absences of Certain Changes and Events
  3.14—Relationships with Affiliates
  3.16(a)—Legal Proceedings; Pending Proceedings
  3.16(b)—Legal Proceedings; Orders
  3.16(c)—Legal Proceedings; Compliance with Orders
  3.17—Insurance
  3.18(a)—(b)—Intellectual Property
  3.18(c)—List of Intellectual Property
  3.19—Labor Matters
  3.20—Taxes

  3.21—Employee Benefits; ERISA
  3.21(a)—Employee Benefits; ERISA
  3.21(g)—Employee Benefits; ERISA
  3.21(h)—Employee Benefits; ERISA
  3.22—Environmental Matters
  3.23—Customer/Supplier Contracts
  3.24—Indebtedness
  4.2(b)—Sellers: Authority; No Conflict; No Consent

PURCHASE AGREEMENT

        This PURCHASE AGREEMENT ("Agreement") is made as of                         , 2007, by and among Atlas Industries Holdings LLC, a Delaware limited liability company (the "Parent"), Atlas Pangborn Acquisition Corp., a Delaware corporation (the "Buyer"), Capital Equipment Resources LLC, a Delaware limited liability company (the "Company"), Atlas Carry Holdings LLC, a Delaware limited liability company ("Atlas Carry"), Atlas Pangborn Holdings LLC, a Delaware limited liability company ("Atlas Pangborn"), Atlas Holdings Partners LLC, a Delaware limited liability company ("Atlas Holdings"), the entities and individuals listed on the signature pages hereto (the "Investors" and, together with Atlas Carry, Atlas Pangborn and Atlas Holdings, the "Sellers" and, each individually, a "Seller"). Capitalized terms shall have the meaning set forth in Section 1 hereof.

RECITALS

        WHEREAS, the Buyer was incorporated by the Parent for the purpose of acquiring all of the limited liability company interests of the Company (the "Interests") from the Sellers pursuant to this Agreement;

        WHEREAS, the Parent has filed a registration statement with the United States Securities and Exchange Commission for the initial public offering of its common shares (the "Offering");

        WHEREAS, Atlas Carry owns 21.8% of the outstanding Interests, Atlas Pangborn owns 21.6% of the outstanding Interests, Atlas Holdings owns 1.9% of the outstanding Interests and the Investors collectively own 54.7% of the outstanding Interests;

        WHEREAS, pursuant to the terms and subject to the conditions set forth herein, the Sellers agree to sell to the Buyer, and the Buyer agrees to purchase from the Sellers, all of the Interests of the Company for the Purchase Price; and

        WHEREAS, in conjunction with the acquisition contemplated hereby, the other Subsidiaries of the Parent will acquire, directly or indirectly, the unlimited liability company interests of CanAmPac ULC (the "CanAmPac Acquisition"), the limited liability company interests of Metal Resources LLC (the "Metal Acquisition") and the limited liability company interests of Forest Resources LLC (the "Forest Acquisition" and, together with the CanAmPac Acquisition and the Metal Acquisition, the "Ancillary Acquisitions").

        NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties (the "Parties") hereto agree as follows:

SECTION 1

DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

        "Accounts Receivable" shall have the meaning set forth in Section 3.8 hereof.

        "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with") with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the management and policies of such Person (whether or not another Person has similar rights upon the occurrence of specified events).

        "Affiliated Group" shall mean, with respect to any specified Person, any affiliated group of such Person within the meaning of Section 1504(a) of the IRC or any similar group defined under a similar provision of state, local or foreign law.

        "Aggregate Net Cash" shall mean the sum of (i) the Cash Balance plus (ii) the Loans minus (iii) the amounts paid pursuant to the Payoff Letters up to the amount of the Loans minus (iv) the Deferred Payments.

        "Agreement" shall have the meaning set forth in the preamble to this agreement.

        "Allocation Schedule" shall have the meaning set forth in Section 7.6 hereof.

        "Ancillary Acquisitions" shall have the meaning set forth in the recitals of this Agreement.

        "Ancillary Transactions" shall mean the Ancillary Acquisitions and any contemplated transactions related thereto.

        "Applicable Contract" shall mean, with respect to any Person, any Contract (a) under which such Person or its Subsidiaries has or may acquire any rights, (b) under which such Person or its Subsidiaries has or may become subject to any obligation or Liability, or (c) by which such Person or any of its Subsidiaries or any of the property or assets owned or used by any of them is or may become bound or subject.

        "Assignment Agreement" shall mean the Assignment Agreement, substantially in the form attached hereto as Exhibit A.

        "Atlas Carry" shall have the meaning set forth in the preamble to this Agreement.

        "Atlas Holdings" shall have the meaning set forth in the preamble to this Agreement.

        "Atlas Pangborn" shall have the meaning set forth in the preamble to this Agreement.

        "Balance Sheet" shall have the meaning set forth in Section 3.4 hereof.

        "Breach" shall mean any inaccuracy in or breach or violation of, or any failure to perform or comply with, any representation, warranty, covenant, obligation, or other provision.

        "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banks in New York, NY are authorized or have a Legal Requirement to close.

        "Buyer" shall have the meaning set forth in the preamble to this Agreement.

        "Buyer's Indemnification Cap" shall have the meaning set forth in Section 11.3(b) hereof.

        "Buyer's Indemnified Persons" shall have the meaning set forth in Section 11.2(a) hereof.

        "Buyer's Threshold Amount" shall have the meaning set forth in Section 11.3(b) hereof.

        "CanAmPac Acquisition" shall have the meaning set forth in the recitals of this Agreement.

        "Cash" shall mean, as of any date, cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, less outstanding obligations relating to checks, drafts and wire transfers that have not cleared or otherwise settled as of such date.

        "Cash Balance" shall mean the Cash of the Company and its Subsidiaries as of 11:59 p.m. Eastern Standard Time on the day prior to the Closing Date.

        "Cash Consideration" shall have the meaning set forth in Section 2.2(a) hereof.

        "Closing" shall have the meaning set forth in Section 2.5 hereof.

        "Closing Date" shall have the meaning set forth in Section 2.5 hereof.

        "Company" shall have the meaning set forth in the preamble to this Agreement.

        "Consent" shall mean, with respect to any action, omission, event or circumstance, any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization with respect to such action, omission, event or circumstance).

        "Contemplated Transactions" shall mean all of the transactions contemplated by this Agreement, including:

          (a)   the sale of all of the outstanding Interests of the Company pursuant hereto;

          (b)   the performance by the Parent, the Buyer and the Sellers of their respective covenants and obligations under this Agreement;

          (c)   the execution and delivery of the Note, and the issuance of the Loans to the Company pursuant thereto;

          (d)   the authorization and issuance of the Series A Preferred Stock by the Buyer;

          (e)   the execution and delivery of the Assignment Agreement;

          (f)    the execution and delivery of the Escrow Agreement; and

          (g)   the execution and delivery of the Preferred Stock Purchase Agreement.

        "Contract" shall mean, with respect to any Person, any contract, license, agreement, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, to which or by which such Person is a party or is otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

        "Damages" shall mean any cost, damage, Liability, loss, injury, obligation or duty of any kind or nature, including interest, penalties, payments, fines and legal, accounting and other professional fees and expenses incurred in the investigation, inquiry, hearing, proceedings, collection, correction, prosecution, determination and defense thereof, amounts paid in settlement, and any punitive damages that may be imposed on or otherwise incurred or suffered and which give rise to a valid claim for indemnification under this Agreement.

        "Deferred Payments" shall mean $93,000, representing amounts payable by the Sellers in connection with tax expenses.

        "Deferred Transaction Costs" shall mean the aggregate amount of the fees, costs and expenses incurred by the Company in connection with the Contemplated Transactions which are subject to the Reimbursement Amount.

        "Disclosure Letter" shall mean the disclosure letter delivered by the Sellers to Buyer concurrently with the execution and delivery of this Agreement.

        "Employee Plan" shall mean any employment, severance, retention or similar contract or arrangement (whether or not written), any "employee benefit plan" (as defined in Section 3(3) of ERISA) or any other plan, policy, fund, program or contract or arrangement (whether or not written), providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that is entered into, maintained, administered or contributed to, as the case may be, by the Company, its Subsidiaries or any of their ERISA Affiliates; and covers any current or former employee, director or consultant of the Company, its Subsidiaries or any of their ERISA Affiliates or with respect to which the Company or any of its Subsidiaries has any Liability.

        "Encumbrance" shall mean any security interest, community or other material property interest, pledge, mortgage, option, lien (including environmental and Tax liens), assessment, lease, charge, encumbrance, claim, preferential arrangement, condition, equitable interest, license, right-of-way, easement, encroachment, right of first refusal, buy/sell agreement or any other restriction of any kind, including any restriction or covenant with respect to, or condition governing, the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        "Environmental Claim" shall mean any claim, action, cause of action, investigation or written notice by any Person or entity, including Buyer, alleging potential Liability (including, without limitation, potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) or Damages arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation of any Environmental Law.

        "Environmental Laws" shall mean all Legal Requirements relating to pollution or protection of human health or the environment, including Legal Requirements relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and all Legal Requirements with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law, as may be amended from time to time.

        "ERISA Affiliate" shall mean, with respect to the Company, the Company or any of its Subsidiaries, any other Person that, together with the Company or any of its Subsidiaries, would be treated as a single employer under IRC Section 414.

        "Escrow Agreement" shall mean the Pangborn Escrow and Pledge Agreement, substantially in the form attached hereto as Exhibit B.

        "Estimated Net Working Capital" shall have the meaning set forth in Section 2.7(b) hereof.

        "Executive Order 11246" shall mean the Executive Order No. 11246 of September 24, 1965, as amended.

        "Final Net Working Capital" shall have the meaning set forth in Section 2.7(d) hereof.

        "Final Net Working Capital Range" shall mean the range of dollar values set forth in the table entitled Final Net Working Capital Range set forth Schedule 2 attached hereto.

        "Final Net Working Capital Statement" shall have the meaning set forth in Section 2.7(d) hereof.

        "Final Purchase Price" shall have the meaning set forth in Section 2.7(e) hereof.

        "Financial Statements" shall have the meaning set forth in Section 3.4 hereof.

        "Forest Acquisition" shall have the meaning set forth in the recitals of this Agreement.

        "Funded Debt" shall mean (a) all indebtedness for borrowed money of the Company and its Subsidiaries (or issued in substitution for or exchange for indebtedness for borrowed money), excluding trade accounts payable of the Company and its Subsidiaries; (b) any indebtedness of the Company and its Subsidiaries evidenced by any note, bond, debenture or other debt security; and (c) any obligations secured by any Encumbrance on property or assets owned by the Company or any of its Subsidiaries.

        "GAAP" shall mean United States generally accepted accounting principles as of the date hereof, consistently applied.

        "Governmental Authorization" shall mean all permits, licenses, certificates, franchises, concessions, approvals, consents, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, filings, franchises, notices, variances, rights, designations, ratings, registrations, qualifications, authorizations or Orders that are or have been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        "Governmental Body" shall mean, with respect to any Person, any:

          (a)   nation, principality, commonwealth, province, territory, state, county, city, town, municipality, village, district or other jurisdiction of any nature;

          (b)   federal, state, local, municipal, foreign or other government;

          (c)   governmental or quasi-governmental authority of any nature (including any governmental agency, bureau, representative, branch, department, official, or entity and any court or other tribunal);

          (d)   arbitrator or arbitration panel or similar Person or body;

          (e)   multi-national organization or body; or

          (f)    other Person or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature with respect to such Person or the property or assets of such Person.

        "Hazardous Materials" shall mean all materials regulated by Legal Requirement as capable of causing harm or injury to human health or the environment, including (a) any hazardous substances within the meaning of Section 101(14) of CERCLA, 42 U.S.C. § 9601(14), or any pollutant or constituent that is regulated under any Environmental Law, (b) friable asbestos containing material, (c) polychlorinated biphenyls, (d) highly toxic materials as defined by OSHA at 29 C.F.R. § 1910.1200, (e) radioactive materials, and (f) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

        "Historical Claim" shall have the meaning set forth in Section 12.1(a) hereof.

        "Historical Claim Notice" shall have the meaning set forth in Section 12.1(a) hereof.

        "Historical Purchase Agreement" shall have the meaning set forth in Section 12.1(a) hereof.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Indebtedness" shall mean, with respect to the Company or any of its Subsidiaries, without duplication, (a) any Funded Debt, (b) any indebtedness for the deferred purchase price of property of services with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise, (c) any commitment by which the Company or any of its Subsidiaries assures a creditor against loss (including contingent reimbursement liability with respect to letters of credit), (d) any indebtedness guaranteed in any manner by the Company or any of its Subsidiaries (including guarantees in the form of an agreement to repurchase or reimburse, including such reimbursement guarantees embodied in that certain Reimbursement Agreement by and among the Company, CanAmPac ULC, Forest Resources LLC and Atlas Industries Holdings LLC dated as of April 30, 2007), (e) any liabilities under capitalized leases with respect the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor, guarantor or otherwise, (f) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA, (g) any amounts owed by the Company under any non-competition, severance, change-in-control, retention, bonus or similar agreement or payment obligation, or any increased costs (including payroll or other taxes, including both the employer and employee portions thereof) which is triggered in whole or in part by the Contemplated Transactions, (h) any Liability or obligation of the Company under deferred compensation plans, phantom stock plans, including any liabilities arising out of the termination of such plans, (i) any off-balance sheet financing of the Company or any of its Subsidiaries (but excluding all operating leases), (j) any amounts owing under any management, consulting or advisory agreement or any similar agreement with an Affiliate, and (k) any interest or penalty that may have accrued on any of the indebtedness referenced above.

        "Indemnitors" shall have the meaning set forth in Section 11.2(a) hereof.

        "Indemnity Amount" shall mean the sum of (i) the Final Purchase Price, plus (ii) the aggregate principal amount of the Loans as of the Closing Date, plus (iii) the Remaining Payoff Amount.

        "Intellectual Property" shall have the meaning set forth in Section 3.18(a) hereof.

        "Interim Balance Sheet" shall have the meaning set forth in Section 3.4 hereof.

        "Interests" shall have the meaning set forth in the recitals of this Agreement.

        "IRC" shall mean the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

        "IRCA" shall mean the Immigration Reform Control Act of 1986, as amended, or any successor law.

        "IRS" shall mean the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

        "Knowledge" shall mean, with respect to any Person who is an individual, the actual knowledge of such Person or, if such Person is a corporation or a limited liability company, the actual knowledge of each individual who is serving or who has served since the end of the previous fiscal year and is still affiliated with such Person on the date hereof, as the chief executive officer, chief operating officer or chief financial officer of that corporation or limited liability company or, if such Person is a limited partnership, the actual knowledge of each individual who is serving or who has served since the end of the previous fiscal year and is still affiliated with such Person on the date hereof, as the chief executive officer, chief operating officer or chief financial officer of the general partner of that limited partnership.

        "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

        "Liability" shall mean, with respect to any Person, any liability, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

        "Loans" shall have the meaning set forth in Section 9.8 hereof.

        "Material Adverse Effect" or "Material Adverse Change" shall mean, with respect to a particular Person (the "Principal"), any effect or change that would be materially adverse to the business, condition (financial or otherwise), results of operations, operations, assets or properties of the Principal and its Subsidiaries, or to the ability of the Principal or its Subsidiaries to (i) perform its obligations hereunder or (ii) consummate the transactions contemplated hereby; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of the Principal and its Subsidiaries, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, Orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, and (b) any existing event, occurrence, or circumstance with respect to which Buyer has Knowledge as of the date hereof.

        "Maximum Exposure" shall mean with respect to any Seller, such Seller's Pro Rata Share of the sum of (i) Aggregate Net Cash plus (ii) the Final Purchase Price.

        "Metal Acquisition" shall have the meaning set forth in the recitals of this Agreement.

        "National Labor Relations Board" shall mean the federal agency created by Congress in 1935 to administer the National Relations Act.

        "Net Working Capital" shall mean, with respect to the Company and its Subsidiaries at any time, the excess, calculated on a consolidated basis in accordance with GAAP, of (i) all current assets (exclusive of any Tax Assets but inclusive of Deferred Transaction Costs whether or not a current asset under GAAP) of the Company and its Subsidiaries at such time, over (ii) all current liabilities (exclusive of current maturities of long-term Indebtedness and Tax Liabilities) of the Company and its Subsidiaries at such time, in each case, without giving effect to any non-cash items or non-cash accruals that would not reasonably be expected to result in the receipt or payment of cash.

        "Note" shall mean the documentation evidencing the Loans, substantially in the form attached hereto as Exhibit D.

        "Offering" shall have the meaning set forth in the recitals of this Agreement.

        "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

        "Ordinary Course of Business" shall mean that an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (g)   such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

          (h)   such action does not require by reasonable customary practice, authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar management and oversight authority).

        "Organizational Documents" shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (f) any amendment to any of the foregoing.

        "Ownership Percentage" shall mean, with respect to each Seller, the percentage set forth next to the name of such Seller on Schedule 1 attached hereto.

        "Parent" shall have the meaning set forth in the preamble to this Agreement.

        "Parties" shall have the meaning set forth in the recitals of this Agreement.

        "Payoff Letters" shall have the meaning set forth in Section 8.16 hereof.

        "Pension Plan" shall have the meaning set forth in ERISA § 3(2)(A).

        "Permitted Encumbrances" shall have the meaning set forth in Section 3.6 hereof.

        "Person" shall mean any individual, corporation (including any non profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

        "Pre-Adjustment Purchase Price" shall have the meaning set forth in Section 2.2(a) hereof.

        "Pre-Closing Tax Period" shall have the meaning set forth in Section 7.1 hereof.

        "Preferred Stock Purchase Agreement" shall mean the Preferred Stock Purchase Agreement, substantially in the form attached hereto as Exhibit C.

        "Preferred Stock Seller" shall mean Atlas Pangborn Holdings LLC.

        "Private Placement" shall mean the private placement transactions pursuant to which a Seller acquires common shares of Parent in conjunction with the Offering.

        "Proceeding" shall mean any action, arbitration, audit, hearing, action, charge, complaint, inquiry, notice, proceeding, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        "Pro Rata Share" shall mean, with respect to each Seller, the amount in question multiplied by such Seller's Ownership Percentage.

        "Purchase Price" shall have the meaning set forth in Section 2.2(b) hereof.

        "Purchase Price Adjustment Amount" shall have the meaning set forth in Section 2.7(c) hereof.

        "Purchase Price Escrow Amount" shall mean 2.5% of the Purchase Price.

        "Reimbursement Amount" shall mean the aggregate amount of the fees, costs and expenses advanced or otherwise incurred by the Company on behalf of the Buyer (or its Parent) in connection with the Contemplated Transactions.

        "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata), or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

        "Remaining Payoff Amount" shall have the meaning set forth in Section 9.9 hereof.

        "Representative" shall mean, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

        "Securities Act" shall mean the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Seller Representative" shall have the meaning set forth in Section 13.12 hereof.

        "Sellers" shall have the meaning set forth in the preamble to this Agreement.

        "Sellers' Indemnification Cap" shall have the meaning set forth in Section 11.2(b) hereof.

        "Sellers' Threshold Amount" shall have the meaning set forth in Section 11.2(b) hereof.

        "Series A Preferred Stock" shall mean the Series A Preferred Stock of the Buyer, with the rights, privileges and obligations set forth in the Certificate of Designations relating thereto and attached as Exhibit E hereto.

        "Stock Consideration" shall have the meaning set forth in Section 2.2(a) hereof.

        "Straddle Tax Period" shall have the meaning set forth in Section 7.1 hereof.

        "Subsidiary" shall mean, with respect to any Person (the "Owner"), each other Person that is a corporation, joint venture, trust, partnership, limited liability company or any other entity (i) of which the securities or other interests having the power to elect a majority of that other Person's board of directors or similar governing body are held by the Owner or one or more of its Subsidiaries (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), or (ii) over which the Owner has, directly or indirectly, the power to direct its business and policies.

        "Survival Period" shall have the meaning set forth in Section 11.1(a) hereof.

        "Targeted Net Working Capital Range" shall mean the range of dollar values set forth in the table entitled Targeted Net Working Capital Range set forth in Section 2.7(a) hereof.

        "Tax" shall mean any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

        "Tax Assets" shall mean any item on the Company's consolidated balance sheet that would appear as an asset and is associated with a Tax.

        "Tax Liability" shall mean any item on the Company's consolidated balance sheet that would appear as a liability and is associated with a Tax, or any other Tax item that is due or owed under the laws of any country.

        "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "Threatened" shall mean, with respect to any claim, Proceeding, dispute, or other matter, if any demand or statement has been made (in writing) or any notice has been given (in writing), or if any other event has occurred or any other circumstances exist, that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

SECTION 2

SALE AND TRANSFER OF INTERESTS; CLOSING

        2.1    SALE OF INTERESTS

        Subject to the satisfaction or waiver of the conditions set forth in Section 9 hereof, at the Closing, each Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept from each Seller, such Seller's right, title and interest in and to its Interests of the Company, free and clear of any and all Encumbrances. The Interests held or beneficially owned by each Seller as of the date hereof are reflected on Schedule 1 attached hereto.

        2.2    CALCULATION OF PURCHASE PRICE

          (a)   The aggregate purchase price for all of the Interests shall be SEVEN MILLION DOLLARS ($7,000,000), comprised of SIX MILLION SEVEN HUNDRED THOUSAND DOLLARS ($6,700,000) in cash (the "Cash Consideration") and THREE HUNDRED THOUSAND DOLLARS ($300,000) in Series A Preferred Stock (the "Stock Consideration" and, together with the Cash Consideration, the "Pre-Adjustment Purchase Price").

          (b)   The Cash Consideration component of the Pre-Adjustment Purchase Price shall be increased or reduced, as the case may be, on a dollar-for-dollar basis by the Purchase Price Adjustment Amount, as calculated and determined in accordance with Section 2.7 hereof. Any such increase or reduction in the Cash Consideration shall be allocated among each of the Sellers based on each such Seller's Pro-Rata Share of the Purchase Price. The "Purchase Price" shall be equal to the sum of (i) the Pre-Adjustment Purchase Price, plus (ii) the Purchase Price Adjustment Amount (whether positive or negative).

        2.3    PAYMENT OF THE PURCHASE PRICE

          (a)   Subject to the Assignment Agreement, on the Closing Date, Buyer shall deliver the Stock Consideration to each of the Sellers.

          (b)   Subject to the Assignment Agreement, on the Closing Date, the balance of the Purchase Price, comprised of the Cash Consideration, as adjusted pursuant to Section 2.2(b) hereof, shall be delivered to each of the Sellers in immediately available funds by wire transfer to the accounts designated by each Seller in an amount equal to each such Sellers' Pro Rata Share of such adjusted Cash Consideration.

        2.4    CASH DISTRIBUTION TO SELLERS

        Effective as of 11:30 a.m. Eastern Standard Time on the Closing Date and following satisfaction of the conditions set forth in Sections 8.16 and 9.8 the Sellers shall cause the Company to declare and pay a distribution to the Sellers for an aggregate amount (and the Company shall cause each Subsidiary of the Company to pay to the Company any necessary component thereof prior thereto) equal to the Aggregate Net Cash of the Company and its Subsidiaries, as of the Closing.

        2.5    CLOSING

        The purchase and sale of the Interests and the consummation of each of the Ancillary Transactions (the "Closing") shall take place at the offices of Buyer's counsel at 600 Thirteenth Street, N.W., Washington, D.C. 20005, at 12:01 p.m. (local time) on the date the Offering is consummated (the "Closing Date").

        2.6    CLOSING OBLIGATIONS

        At the Closing:

          (a)   the Sellers and the Company, as applicable, shall deliver, or cause to be delivered, to the Buyer:

            (i)    a certificate or certificates representing all of the Interests for transfer to Buyer, free and clear of all Encumbrances;

            (ii)   an executed cross receipt indicating receipt of payment for the Interests;

            (iii)  an executed certificate as described in Section 2.7(b) hereof;

            (iv)  all books and records of the Company and its Subsidiaries, including corporate minutes;

            (v)   copies of the valid consents and approvals required to be obtained by the Sellers pursuant to Section 8.3 hereof;

            (vi)  a certificate of good standing for the Company, dated as of a recent date, from the Secretary of State of the State of Delaware, and a certificate of good standing or its equivalent for each Subsidiary of the Company, each dated as of recent date, from the Secretary of State of the state of its organization or formation;

            (vii) to the extent a Seller is not an individual, a certificate of an authorized Representative of each such Seller certifying that the Representatives named in the certificate are authorized to execute and deliver this Agreement on its behalf;

            (viii) copies of the Organizational Documents of the Company, accompanied by a certificate of an authorized representative of the Company certifying that such Organizational Documents remain in full force and effect;

            (ix)  a copy of the letter agreement between Pangborn Corporation and Atlas FRM LLC terminating that certain Management Services Agreement dated as of June 5, 2006;

            (x)   a duly authorized and executed Escrow Agreement;

            (xi)  a duly authorized and executed Assignment Agreement;

            (xii) a duly authorized and executed Preferred Stock Purchase Agreement;

            (xiii) a duly authorized and executed Note; and

            (xiv) such other documents and instruments as may be reasonably required by the Buyer to consummate the purchase of the Interests.

          (b)   the Parent and the Buyer, as applicable, shall deliver, or cause to be delivered, to the Sellers:

            (i)    the Stock Consideration in accordance with Section 2.3(a) hereof;

            (ii)   the Cash Consideration in accordance with Section 2.3(b) hereof;

            (iii)  an executed cross receipt indicating receipt of the Interests;

            (iv)  an executed certificate as described in Section 2.7(b) hereof;

            (v)   a certificate of good standing for each of Parent and Buyer, dated of recent date, from the Secretary of State of the State of Delaware;

            (vi)  a copy of each of the Parent's and Buyer's Organizational Documents and the resolutions adopted by their respective Boards of Directors authorizing the execution, delivery and performance by it of this Agreement and the purchase by the Buyer of the Interests, accompanied by the certificate of the Secretary of each of the Parent and the Buyer certifying that its Organizational Documents and authorizing resolutions remain in full force and effect and that the Representatives named in the certificate are authorized to execute and deliver this Agreement on its behalf;

            (vii) a duly authorized and executed Escrow Agreement;

            (viii) a duly authorized and executed Note; and

            (ix)  such other documents and instruments as may be reasonably required by the Seller Representative to consummate the purchase of the Interests.

        2.7    NET WORKING CAPITAL; PURCHASE PRICE ADJUSTMENT

          (a)    Targeted Net Working Capital Range.    The Parties hereby acknowledge and agree that the Pre-Adjustment Purchase Price assumes that, as of 11:59 p.m. Eastern Standard Time on the day prior to the Closing Date, the Net Working Capital for the Company and its Subsidiaries will have been determined without giving effect to any cash attributable to the Loans and will be an amount that falls within the range of values set forth in the table below:

Targeted Net Working Capital Range
Low-End	Mid-Point	High-End
$300,000	$800,000	$1,300,000

          (b)    Estimated Net Working Capital.    On the day that is three (3) Business Days prior to Closing, the chief financial officer of the Company shall provide to the Seller Representative and the Buyer his good faith estimate of the actual Net Working Capital for the Company as of 11:59 p.m. Eastern Standard Time on the day prior to the Closing Date (the "Estimated Net Working Capital"), the payoff amounts pursuant to the Payoff Letters, and the Reimbursement Amount (in each case determined in accordance with GAAP applied on a basis consistent with the past practices of the Company and based on the most current financial information available to the Company as of the day the Estimated Net Working Capital and such other amounts are delivered).

          (c)    Adjustment to Purchase Price.    The "Purchase Price Adjustment Amount" shall be equal to the sum of the following:

            (i)    if the Estimated Net Working Capital is greater than the "high-end" value or is less than the "low-end" value, as the case may be, of the Targeted Net Working Capital Range, the sum of (x) the Estimated Net Working Capital, minus (y) the "mid-point" value of the Targeted Net Working Capital Range; minus

            (ii)   assuming Buyer has complied with Section 9.8 hereof, if the Company or its Subsidiaries has outstanding Indebtedness (other than the Loans) on the date hereof that is not paid off or otherwise discharged in accordance with Section 8.16 hereof, the Remaining Payoff Amount; plus

            (iii)  an amount equal to the Reimbursement Amount.

        Upon Closing, the Purchase Price Adjustment Amount shall be conclusive and binding on all the Parties hereto, subject to adjustment only pursuant to Section 2.7(e) hereof.

          (d)   As soon as reasonably practicable, but not later than forty-five (45) calendar days after the Closing Date, Buyer shall (i) prepare a calculation of Net Working Capital as of the Closing Date (the "Final Net Working Capital"), and (ii) deliver to the Seller Representative a statement setting forth such Final Net Working Capital (the "Final Net Working Capital Statement"). The Final Net Working Capital Statement shall be prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company.

          (e)   Promptly after its receipt of the Final Net Working Capital Statement, the Seller Representative and Buyer shall compute the difference, if any, between the Estimated Net Working Capital and the Final Net Working Capital. If the Final Net Working Capital exceeds the "high-end" value of the Final Net Working Capital Range for the Company, then Buyer shall promptly (but in any event within five (5) Business Days of the final determination thereof) pay to the Sellers an amount in cash equal to the sum of (i) the Final Net Working Capital for the Company, minus (ii) the "mid-point" value of the Final Net Working Capital Range, which amount shall be distributed to the Sellers in proportion to their Ownership Percentages. If the Final Net Working Capital is less than the "low-end" value of the Final Net Working Capital Range for the Company, then the escrow agent under the Escrow Agreement shall, in accordance with the Escrow Agreement, cause to be paid (within five (5) Business Days of the final determination thereof) to Buyer, from the property escrowed pursuant to the Escrow Agreement, an amount equal to the sum of (i) the "mid-point" value of the Final Net Working Capital Range, minus (ii) the Final Net Working Capital for the Company. Notwithstanding anything to the contrary contained in the foregoing, if the Final Net Working Capital falls within the Targeted Net Working Capital Range, that portion of the Purchase Price Adjustment Amount calculated pursuant to Section 2.7(c)(i), if any, shall be paid by the beneficiary of such adjustment to either the Buyer (if the adjustment was a positive amount) or the escrow agent on behalf of the Sellers (if the adjustment was a negative amount), as the case may be, and no other amount will be paid pursuant to the preceding sentences. Amounts paid pursuant to this Section 2.7(e) shall constitute an additional purchase price adjustment, with the result of such adjustment being referred to as the "Final Purchase Price".

          (f)    Security for Purchase Price Adjustment.    In order to secure the Sellers' obligation to pay any adjustment in the Purchase Price pursuant to this Section 2.7, each of the Sellers shall agree to (i) with respect to a Seller that participated in the Private Placement, grant to the Buyer a security interest pursuant to the terms of the Escrow Agreement over such Seller's equity interests in (A) Atlas Titan Management Investments LLC, if such Seller is directly a member thereof, (B) Atlas Titan Investments LLC, if such Seller is directly a member thereof, (C) in Atlas Industries Holdings LLC, if the Seller is directly a member thereof, in each case, up to an amount equal to such Seller's Pro Rata Share of the Purchase Price Escrow Amount; provided, that the value of such equity interests shall be determined, in each case, by reference to the greater of the (x) value of such Seller's cost basis in such equity interests and (y) the market value, as of the date any adjustment is made pursuant to this Section 2.7, of Parent's common shares received by any of Atlas Titan Management Investments LLC, Atlas Titan Investments LLC or such Seller, as the case may be, pursuant to the Private Placement, and (ii) with respect to a Seller that did not participate in the Private Placement, grant to the Buyer a security interest pursuant to the terms of the Escrow Agreement in cash placed in escrow by such Seller in an amount equal to such Seller's Pro Rata Share of the Purchase Price Escrow Amount. The terms of any Escrow Agreement will include (i) an independent collateral agent, (ii) a pledge term of two (2) months, (iii) a pledge by all Sellers and (iv) a release of any property escrowed in accordance with this Section 2.7(f) upon satisfaction of any adjustment made pursuant to Section 2.7(e) hereof; provided, that the Escrow Agreement shall require that the Buyer may not release any particular Seller unless all Sellers are so released.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As of the date hereof and as of the Closing Date, except as otherwise set forth in the corresponding sections, if applicable, of the Disclosure Letter to this Agreement, which Disclosure Letter shall be deemed part of this Agreement and shall modify each representation and warranty as so indicated in the Disclosure Letter, the Company hereby represents and warrants to Buyer as follows:

        3.1    ORGANIZATION AND GOOD STANDING

          (a)   Part 3.1(a) of the Disclosure Letter contains a complete and accurate list for each of the Company and its Subsidiaries of its name and its jurisdiction of incorporation or organization. Each of the Company and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its material obligations under Applicable Contracts.

          (b)   Except as disclosed in Part 3.1(b) of the Disclosure Letter, each of the Company and its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

          (c)   Except as disclosed in Part 3.1(c) of the Disclosure Letter, the Company has no Subsidiaries and no ownership interest in any corporation, joint venture, trust, partnership, limited liability company or any other entity.

          (d)   The Company has delivered or made available to Buyer copies of the Organizational Documents of each of the Company and its Subsidiaries, as currently in effect.

        3.2    AUTHORITY; NO CONFLICT; NO CONSENT

          (a)   This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity. The Company has all necessary power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by the Company of this Agreement and any agreements required to consummate the Contemplated Transactions and the consummation by the Company of the Contemplated Transactions have been duly authorized and approved, as applicable, and no other action with respect to the Company is necessary to authorize, as applicable, this Agreement, the agreements required to consummate the Contemplated Transactions or the Contemplated Transactions.

          (b)   Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by the Company will, directly or indirectly (with or without notice or lapse of time):

            (i)    contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Company, as applicable, or (B) any resolution adopted by the board of directors or the members or other equity holders of the Company, as applicable;

            (ii)   contravene, conflict with, or result in a violation in any material respect of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Company or any of its Subsidiaries, or any of the properties or assets owned or used by the Company or any of its Subsidiaries may be subject;

            (iii)  contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of, or any of the properties or assets owned or used by the Company or any of its Subsidiaries;

            (iv)  contravene, conflict with, or result in a material violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract of the Company or any of its Subsidiaries;

            (v)   result in the imposition or creation of any Encumbrance upon or with respect to any of the properties or assets owned or used by the Company or any of its Subsidiaries except in each case as would not result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

        Except as set forth in Part 3.2 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is or will be required (x) to give any notice to or (y) obtain any Governmental Authorization or other material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        3.3    CAPITALIZATION; TITLE TO INTERESTS

          (a)   The authorized Interests of the Company consist of (i) 40,000 preferred units, of which 20,000 are issued and outstanding, (ii) 20,000 common units, of which 6,667 are issued and outstanding, and 2,963 restricted units, of which 592.60 restricted units and approximately 880 unit appreciation rights are issued and outstanding. All of the issued and outstanding Interests were duly authorized and validly issued and are fully paid and nonassessable. None of the issued and outstanding Interests were issued in violation of any Legal Requirement. There are no Contracts relating to the issuance, sale or transfer of any Interests or other securities of the Company.

          (b)   Except as set forth in Part 3.3(b) of the Disclosure Letter, all the outstanding equity securities or interests of each Subsidiary of the Company are owned of record and beneficially by the Company or any of its Subsidiaries, free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale or transfer of any equity securities of other securities of any Subsidiary of the Company.

        3.4    FINANCIAL STATEMENTS

        The Company has delivered to the Buyer, or the Company has caused the delivery to the Buyer, of (i) audited consolidated balance sheets of each of the Company and its Subsidiaries as of each of December 31, 2005 and December 31, 2006, including the notes thereto (the consolidated balance sheet as of December 31, 2006 is referred to herein as the "Balance Sheet"), and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of the independent certified public accountants, and (ii) unaudited consolidated balance sheets of each of the Company and its Subsidiaries for each of the fiscal quarters ending since the date of the Balance Sheet to the Closing Date (including the notes thereto, the "Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flow for each of the fiscal quarters ending since the date of the Balance Sheet (the financial statements set forth in clauses (i) and (ii), collectively, the "Financial Statements"). The Financial Statements fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flow of the Company and its Subsidiaries as at the respective dates thereof and for the periods referred to therein, and were prepared in accordance with GAAP. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes thereto.

        3.5    BOOKS AND RECORDS

        The books of account, minute books, stock record books and other records of the Company and its Subsidiaries, all of which have been made available to the Buyer, have been maintained in accordance with sound business practices. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, members or other equity holders, the board of directors, board of managers or other similar governing body, and committees thereof, in each case, of the Company and its Subsidiaries, and no meeting has been held for which minutes have not be prepared and are not contained in such minute books. At Closing, all of such books and records will be in the possession of the Company and its Subsidiaries, as applicable.

        3.6    TITLE TO PROPERTIES; ENCUMBRANCES

        Except as set forth in Part 3.6 of the Disclosure Letter, the Company and its Subsidiaries own (with good and marketable title in the case of real property, subject only to the Permitted Encumbrances) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in its Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of such Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by them since the date of such Balance Sheet (except for personal property acquired and sold since the date of such Balance Sheet in the Ordinary Course of Business). The Company has delivered or made available to the Buyer copies of the deeds and other instruments (as recorded) by which the Company and its Subsidiaries acquired title to any real property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and its Subsidiaries and relating to such property and assets. All such material owned properties and assets are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on such Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of such Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) Encumbrances for current Taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any of the Company and its Subsidiaries, (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto and (iii) items listed in any title reports issued with respect to such real property (the matters set forth in (a) through (d), "Permitted Encumbrances"). To the Knowledge of the Company, all buildings, plants, and structures owned by the Company and its Subsidiaries lie wholly within the boundaries of the real property owned by the Company and its Subsidiaries and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

        3.7    CONDITION AND SUFFICIENCY OF ASSETS

        The buildings, plants, structures, and equipment currently utilized by the Company and its Subsidiaries in the conduct of their businesses are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, equipment, tangible and intangible assets and other assets currently utilized by the Company and its Subsidiaries in the conduct of their businesses are sufficient for the continued conduct of the businesses of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing, subject to replacement for wear and tear obsolescence.

        3.8    ACCOUNTS RECEIVABLE

        All accounts receivable of the Company and its Subsidiaries that are reflected on the Balance Sheet or any Interim Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing, the Accounts Receivable are or will be as of the Closing current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing, will not represent a greater percentage of the Accounts Receivable as of the Closing than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging). There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount of validity of such Accounts Receivable.

        3.9    INVENTORY

        All inventory of the Company and its Subsidiaries, whether or not reflected on the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company or any of its Subsidiaries as of the Closing, as the case may be. All inventories not written off have been priced at the lower of cost or market in accordance with GAAP on a basis consistent with audited financial statements. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries.

        3.10    NO UNDISCLOSED LIABILITIES

        Except as set forth in Part 3.10 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and material current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

        3.11     COMPLIANCE WITH LEGAL REQUIREMENTS

          (a)   Except as set forth in Part 3.11(a) of the Disclosure Letter:

            (i)    the Company and each of its Subsidiaries is, and at all times since December 31, 2005, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to be in such compliance would not result in a Material Adverse Effect;

            (ii)   no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

            (iii)  neither the Company nor any of its Subsidiaries has received, at any time since December 31, 2005, any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (b)   Each material Governmental Authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of, or to any of the assets owned or used by, the Company or any of its Subsidiaries is valid and in full force and effect. Except as set forth in Part 3.11(b) of the Disclosure Letter:

            (i)    the Company and each of its Subsidiaries is, and at all times since December 31, 2005, has been, in full compliance with all of the terms and requirements of each material Governmental Authorization described in Section 3.11(b) of the Disclosure Letter;

            (ii)   no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any material Governmental Authorization described in Section 3.11(b) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any material Governmental Authorization described in Section 3.11(b) of the Disclosure Letter;

            (iii)  neither the Company nor any of its Subsidiaries has received, at any time since December 31, 2005, any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any material Governmental Authorization described in Section 3.11(b) of the Disclosure Letter, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any material Governmental Authorization; and

            (iv)  all applications required to have been filed for the renewal of any material Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such material Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

        The Company has all the material Governmental Authorizations that are necessary for the Company and its Subsidiaries to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company and its Subsidiaries to own and use their assets in the manner in which they currently own and use such assets.

        3.12    ABSENCE OF CERTAIN CHANGES AND EVENTS

        Since the date of the Balance Sheet, and except as set forth in Part 3.12 of the Disclosure Letter, (a) the businesses of the Company and each of its Subsidiaries has been conducted in the Ordinary

Course of Business, and (b) there has not been any Material Adverse Change in the Company and its Subsidiaries taken as a whole, and to the Company's Knowledge no event has occurred or circumstance exists that may result in such a Material Adverse Change.

        3.13    CERTAIN PAYMENTS

        None of the Company or its Subsidiaries nor any director, officer, agent, or employee of any of the Company and its Subsidiaries, nor to the Knowledge of the Company or any other Person associated with or acting for or on behalf of any of the Company and its Subsidiaries, has directly or indirectly (a) in violation of any Legal Requirement, made any contribution, gift, bribe, rebate, payoff, influence payment, kick back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Company and its Subsidiaries or any Affiliate of the Company and its Subsidiaries, or (b) established or maintained any fund or asset beneficially owned by the Company that has not been recorded in the books and records of the Company and its Subsidiaries.

        3.14    RELATIONSHIPS WITH AFFILIATES

        To the Company's Knowledge, except as set forth in Part 3.14 of the Disclosure Letter, none of the Sellers nor any of their Affiliates has been involved in any business arrangement or relationship with the Company or any of its Subsidiaries within the past twelve months (other than business dealings or transactions that provide for payments or receipts of an amount or value less than $50,000), and none of the Sellers nor any of their Affiliates owns any material asset, tangible or intangible, that is used in the business of the Company or any its Subsidiaries.

        3.15    BROKERS OR FINDERS

        Neither the Company nor its agents has incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

        3.16    LEGAL PROCEEDINGS

          (a)   Except as set forth in Part 3.16(a) of the Disclosure Letter, there is no pending Proceeding:

            (i)    that has been commenced by or against the Company or any of its Subsidiaries or that otherwise relates to or may affect the business of, or any of the property or assets owned or used by, the Company or any of its Subsidiaries that, if adversely decided, would likely have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; or

            (ii)   that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

          To the Knowledge of the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has made available to Buyer copies of all pleadings, material correspondence and other material documents relating to each Proceeding listed in Part 3.16(a) of the Disclosure Letter.

          (b)   Except as set forth in Part 3.16(b) of the Disclosure Letter:

            (i)    there is no Order to which the Company or any of its Subsidiaries, or any of the properties or assets owned or used by the Company or any of its Subsidiaries, is subject; and

            (ii)   to the Knowledge of the Company, no officer, director, agent, or employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or any of its Subsidiaries.

          (c)   Except as set forth in Part 3.16(c) of the Disclosure Letter:

            (i)    to the Company's Knowledge, each of the Company and its Subsidiaries is, and at all times since December 31, 2005, has been, in full compliance with all of the terms and requirements of each Order set forth in Part 3.16(b) of the Disclosure Letter, except where the failure to be in such compliance would not result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

            (ii)   to the Company's Knowledge, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order set forth in Part 3.16(b) of the Disclosure Letter that would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and

            (iii)  neither the Company nor any of its Subsidiaries has received, at any time since December 31, 2005, any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company or any of its Subsidiaries, or any of the properties or assets owned or used by the Company or any of its Subsidiaries, is or has been subject.

        3.17    INSURANCE

        Except as set forth in Part 3.17 of the Disclosure Letter, all policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to the Company and its Subsidiaries and their respective directors, officers, managers and employees:

          (a)   are issued by an insurer that, to the Knowledge of the Company, is financially sound and reputable;

          (b)   taken together, are customary and reasonable to insure against the risks customarily insured against in the industry in which the Company and its Subsidiaries operate in the Ordinary Course of Business; and

          (c)   will continue in full force and effect following the sale to the Buyer of the Interests pursuant to this Agreement.

        No pending notice of default, cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy.

        3.18    INTELLECTUAL PROPERTY

        Except as set forth in Part 3.18 of the Disclosure Letter:

          (a)   the Company and its Subsidiaries own or have a valid and enforceable right to use all works of authorship and copyrights therein, trade names, trademarks, service marks, service names, trade dress, trade secrets, designs, licenses, inventions, patents (including all continuations, continuations in part, re-issues and re-examinations), software, data, domain names, Internet content and other intellectual property, including, without limitation, associated goodwill, know-how (whether related to any of the foregoing or otherwise), and registrations and applications to register any of the foregoing, used in or necessary to the conduct of business by the

  Company and its Subsidiaries as it is now being conducted (collectively, "Intellectual Property"), and said rights shall not be affected by Closing.

          (b)   there are no challenges pending or, to the Knowledge of the Company, Threatened which contend that (i) the operations of the Company or any of its Subsidiaries infringe upon or conflict with the intellectual or other property rights of any Person; (ii) any Intellectual Property owned by the Company or any of its Subsidiaries is invalid or unenforceable; or (iii) any Intellectual Property owned by the Company or its Subsidiaries infringes upon or conflicts with the intellectual or other property rights of any Person. To the Knowledge of the Company, there are no valid grounds for any such bona fide claims by any Person.

          (c)   to the Knowledge of each of the Sellers, Part 3.18(c) of the Disclosure Letter sets forth in reasonable detail a true, correct and complete list of the Intellectual Property (other than off-the-shelf software) and of all licenses of Intellectual Property (other than off-the-shelf software) pursuant to which the Company or any of its Subsidiaries is a licensor or licensee in respect of any Intellectual Property.

        3.19    LABOR MATTERS

        Except as set forth in Part 3.19 of the Disclosure Letter:

          (a)   neither the Company nor any of its Subsidiaries has, since December 31, 2005, experienced any actual or Threatened staff or employee strikes, work stoppages, slow-downs or lock-outs;

          (b)   neither the Company nor any of its Subsidiaries is the subject of any union organizing activity and, to the Knowledge of the Company, no attempts to unionize its or their staff or employees are Threatened;

          (c)   the Company and each of its Subsidiaries is in material compliance with all applicable Legal Requirements respecting labor and employment practices;

          (d)   none of the employment policies or practices of the Company or any of its Subsidiaries are currently being audited or investigated or, to the Knowledge of the Company, are subject to imminent audit or investigation by any Governmental Body;

          (e)   neither the Company nor any of its Subsidiaries is subject to any Order or private settlement Contract in respect of any labor or employment matters;

          (f)    the Company and each of its Subsidiaries is, and at all times since December 31, 2005 has been, in compliance in all material respects with the requirements of the IRCA, as the IRCA applies to any employee of the Company and its Subsidiaries;

          (g)   there is no written policy, plan or program of paying or providing, and no employee has a written agreement with respect to, severance pay or any form of severance compensation or benefits in connection with the termination of any employee of the Company or any of its Subsidiaries;

          (h)   neither the Company nor any of its Subsidiaries is subject to any affirmative action obligations under any Legal Requirement, including Executive Order 11246, or is a government contractor for purposes of any Legal Requirement with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage laws relating to public contracts;

          (i)    there are no Proceedings pending before the National Labor Relations Board or any other local, state or federal agencies having jurisdiction over the Company's or any of its

  Subsidiaries' staff or employees with respect to hiring, tenure, conditions of employment, nor, to the Knowledge of the Company, are any such Proceedings Threatened;

          (j)    no collective bargaining agreement or other understanding with any union or labor organization is currently being negotiated by the Company or any Person authorized by the Company in respect of the Company or any of its Subsidiaries or any of their respective employees and none of the Company or any of its Subsidiaries is a party to or is bound by any collective bargaining, union representation or other similar agreement; and

          (k)   the Company and each of its Subsidiaries has, since December 31, 2006, paid all employees for all wages, salaries, commissions, bonuses, fees or other financial or other monetary compensation due with respect to any services performed by them in accordance with applicable local, state and federal law, and all employees have been paid appropriate and correct premium (overtime) wages where applicable, and no such payments with respect to any services performed for it to the date hereof, or amounts required to be reimbursed to such employees, are delinquent; except where any such failure to pay, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, either individually or taken as a whole.

        3.20    TAXES

        Except as set forth in Part 3.20 of the Disclosure Letter:

          (a)   the Company and its Subsidiaries have filed or caused to be filed (on a timely basis), all material Tax Returns that are or were required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries, and all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations;

          (b)   the Company and its Subsidiaries have timely paid all material Taxes due (whether or not shown on any Tax Return), or have established an adequate reserve therefor in accordance with GAAP;

          (c)   all Taxes that the Company or any of its Subsidiaries is or was obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Body in a timely manner, to the extent due and payable;

          (d)   there is no material dispute or claim concerning any Taxes of the Company or any of its Subsidiaries either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any of the Sellers or the directors and officers of the Company or its Subsidiaries has Knowledge;

          (e)   no Encumbrances for Taxes exist with respect to any of the Company's assets or properties or those of its Subsidiaries, except for statutory Encumbrances for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP;

          (f)    the Company and its Subsidiaries have collected proper and accurate amounts in compliance with the sales and use tax provisions in all applicable states where business has been conducted by the Company and its Subsidiaries;

          (g)   there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax by the Company or its Subsidiaries or any outstanding objections to any assessment or reassessment of Taxes;

          (h)   the Company and its Subsidiaries have not been and are not currently required to file any returns, reports, elections, designations or other filings with any Governmental Body located in any jurisdiction outside of the United States or the United Kingdom;

          (i)    no claim has been made by any Governmental Body located in any jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in such jurisdiction, and no such assertion of noncompliance is Threatened;

          (j)    neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company), (ii) has any Liability for the Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract, or otherwise, or (iii) is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of IRC Section 280G (or any corresponding provision of state, local or foreign tax law);

          (k)   the unpaid Taxes of the Company and its Subsidiaries, if any, (i) did not exceed the reserve for Tax Liability set forth on the face of the Balance Sheet (rather than in the notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries in filing their Tax Returns;

          (l)    neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the IRC (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date;

          (m)  neither the Company nor any of its Subsidiaries has been a beneficiary nor has it otherwise participated in: (i) any reportable transaction within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(1), (ii) any transaction that was required to be registered as a "tax shelter" pursuant to IRC Section 6111, or (iii) any transaction subject to comparable provisions of any state, local or foreign law. The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of IRC Section 6662 or any comparable state, local or foreign law;

          (n)   at all times from inception, the Company has been, and will be, qualified and taxable as a partnership for U.S. federal and all applicable state and local income and franchise Tax purposes, and has not made an election to be treated as an association taxable as a corporation for any Tax purposes;

          (o)   neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by IRC Section 355 or IRC Section 361 or any comparable state, local or foreign law; and

          (p)   neither the Company nor any of its Subsidiaries is a party to any tax sharing agreement or similar agreement, and neither the Company nor any of its Subsidiaries is bound by any such agreement or has any Liability thereunder.

        3.21    EMPLOYEE BENEFITS; ERISA

        Part 3.21 of the Disclosure Letter lists each Employee Plan. The Company has furnished or made available to the Buyer copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan. Except as set forth in Part 3.21 of the Disclosure Letter:

          (a)   each Employee Plan has been operated and administered in material compliance with its terms and applicable Legal Requirements including, but not limited to, ERISA and the IRC, and each Pension Plan that is intended to be qualified under Section 401(a) of the IRC and each related trust which is intended to be qualified under Section 501(a) of the IRC has received a favorable determination letter from the Internal Revenue Service (or opinion letter in the case of a prototype plan), and to the Knowledge of the Company there are no circumstances that are reasonably likely to result in such Pension Plan or related trust failing to be so qualified or the favorable determination letter being revoked or not being reissued;

          (b)   there is no pending or Threatened Proceeding by any Governmental Body relating to any of the Employee Plans, or to the Company's Knowledge, any fiduciary thereof or service provider thereto;

          (c)   the Company has not engaged in a transaction with respect to any Employee Plan that could subject any such plan to a material Tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA;

          (d)   no Liability under Subtitle C or D of Title IV of ERISA has been or is reasonably likely to be incurred by the Company, any of its Subsidiaries or ERISA Affiliates with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, none of the Company or its Subsidiaries or ERISA Affiliates has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time, no notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of the Company's Pension Plans or by any of its ERISA Affiliates within the 12 month period ending on the date hereof, and neither the Company, its Subsidiaries nor its ERISA Affiliates have, either individually or jointly, engaged in, or is a successor or parent to an entity that has engaged in, a transaction described in Section 4069 or 4212(c) of ERISA;

          (e)   all contributions required to be made under the terms of any of the Employee Plans have been timely made or have been reflected (with an adjustment for proportional accruals with respect to the period ending on the Closing Date) on the Company's consolidated financial statements included in any of its regulatory filings, none of the Company's Pension Plans or any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the IRC or Section 302 of ERISA and none of the Company or its ERISA Affiliates has an outstanding funding waiver, and neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the IRC;

          (f)    there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company, its Subsidiaries or any of their ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the Closing Date;

          (g)   neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Employee Plan or collective bargaining agreement, and the Company and its Subsidiaries may amend or terminate any such retiree health or life plan at any time without incurring any Liability thereunder other than in respect of claims incurred prior to such amendment or termination; and

          (h)   the consummation of the Contemplated Transactions will not (i) entitle any of the Company's current or former employees or any current or former employees of its Subsidiaries to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the Employee Plans or (iii) cause any amounts to be non-deductible under Section 280G of the IRC.

        3.22    ENVIRONMENTAL MATTERS

        Except as set forth in Part 3.22 of the Disclosure Letter:

          (a)   to the Company's Knowledge, each of the Company and its Subsidiaries is, in compliance with all Environmental Laws applicable to its operations as well as any real property currently or formerly owned, except for Environmental Laws the noncompliance with which would not result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

          (b)   each of the Company and its Subsidiaries possesses, or has timely applied for, all material permits and other Governmental Authorizations required under applicable Environmental Laws necessary to own, lease and operate its properties and assets as now being owned, licensed and operated and to carry on its respective business as it is now being conducted;

          (c)   there is no Environmental Claim pending or, to the Knowledge of the Company, Threatened against the Company or any of its Subsidiaries or against any Person or entity whose Liability for any Environmental claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

          (d)   there are no Hazardous Materials present, and there have been no Releases of Hazardous Materials, in, on, beneath or adjacent to any property currently owned, operated, or leased by the Company or any of its Subsidiaries in quantities sufficient to form the basis for an Environmental claim nor, to the Company's Knowledge, have any Hazardous Materials migrated or threatened to migrate from other properties upon, about or beneath any property currently owned;

          (e)   no material Encumbrance imposed by any Governmental Body in connection with the presence of any Hazardous Materials is currently outstanding on any property, facility, machinery or equipment owned, operated or leased by any of the Company or any of its Subsidiaries; and

          (f)    to the Company's Knowledge, neither the Company nor the Subsidiaries has any contingent Liability in connection with the ownership or operation of their respective businesses, any property currently or formerly owned for a Release or threatened Release at any location.

        3.23    CUSTOMER/SUPPLIER CONTRACTS

        Except as set forth in Part 3.23 of the Disclosure Letter:

          (a)   To the Company's Knowledge, neither the Company nor its Subsidiaries is a party to any Applicable Contract between it and any customer of or supplier to it under which it has any obligation or liability or by which it or any of the assets owned or used by it is bound, for which the failure to comply would be reasonably expected to have a Material Adverse Effect on the Company or its Subsidiaries taken as a whole. Part 3.23 of the Disclosure Letter contains a true and correct list setting forth the ten largest customers and the ten largest suppliers of the

  Company and its Subsidiaries by dollar amounts based on sales and purchases during the six (6) months immediately prior to June 30, 2007. The Company has no reason to believe that the benefits of the Company's and its Subsidiaries' relationships with any of the major customers or suppliers will not continue after the Closing in substantially the same manner as prior to the date of this Agreement;

          (b)   each Person that has any obligation or Liability to the Company or any of its Subsidiaries under any Applicable Contract is in compliance with all terms and requirements thereof, for which the failure to comply would be reasonably expected to have a Material Adverse Effect on the Company or any of its Subsidiaries taken as a whole; and

          (c)   no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract where such event or condition would be reasonably expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, taken as a whole.

        3.24    INDEBTEDNESS

        Part 3.24 of the Disclosure Letter sets forth a complete and accurate list of all Indebtedness of the Company and each of its Subsidiaries.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

        As of the date hereof and as of the Closing Date, except as set forth in the corresponding sections, if applicable, of the Disclosure Letter to this Agreement, each of the Sellers solely as to itself severally represents and warrants to the Buyer as follows:

        4.1    ORGANIZATION AND GOOD STANDING

        Each of the Sellers that is an entity is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

        4.2    AUTHORITY; NO CONFLICT; NO CONSENT

          (a)   This Agreement constitutes the legal, valid, and binding obligation of each Seller, enforceable against each such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity. Each Seller has the power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by each Seller of this Agreement and the Escrow Agreement, if applicable, and the consummation by each Seller of the Contemplated Transactions and any transactions contemplated by such related agreements (to the extent applicable to it) have been duly authorized and approved, as applicable, and no other action with respect to each such Seller is necessary to authorize, as applicable, this Agreement, such related agreements or such transactions contemplated hereby or thereby.

          (b)   Except as set forth in Part 4.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement and the Escrow Agreement, if applicable, nor the consummation or performance of any of the Contemplated Transactions by each Seller will, directly or indirectly (with or without notice or lapse of time):

            (i)    contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any such Sellers, as applicable, or (B) any resolution adopted by the board of directors or the stockholders or other equity holders of such Seller, as applicable; and

            (ii)   contravene, conflict with, or result in a violation in any material respect of, or give any Governmental Body or other Person the right to challenge this Agreement or any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which such Sellers may be subject.

        Except as set forth in Part 4.2(b) of the Disclosure Letter, none of the Sellers are or will be required (x) to give any notice to or (y) obtain any Governmental Authorization or other material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        4.3    TITLE TO INTERESTS

        Each Seller owns good and marketable title to the Interests set forth next to such Seller's name on Schedule 1 hereto, and such Interests are owned free and clear of all Encumbrances other than Encumbrances created pursuant to this Agreement.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

        As of the date hereof and as of the Closing Date, Parent and the Buyer hereby represent and warrant to the Company and each of the Sellers as follows:

        5.1    ORGANIZATION AND GOOD STANDING

        The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Parent is a limited liability company organized, validly existing, and in good standing under the laws of the State of Delaware.

        5.2    AUTHORITY; NO CONFLICT; NO CONSENT

          (a)   This Agreement constitutes the legal, valid, and binding obligation of each of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity. Each of the Parent and the Buyer has the power, and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement. The execution and delivery by the Buyer of this Agreement and any agreements required to consummate the Contemplated Transactions and the consummation by each of Parent and Buyer of the Contemplated Transactions have been duly authorized and approved and no other action with respect to the Parent and the Buyer is necessary to authorize this Agreement, such related agreements or such Contemplated Transactions.

          (b)   Neither the execution and delivery of this Agreement by Parent and the Buyer nor the consummation or performance of any of the Contemplated Transactions by Parent and the Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

            (i)    any provision of Parent's or the Buyer's Organizational Documents;

            (ii)   any resolution adopted by the board of directors or the stockholders or members of Parent or the Buyer;

            (iii)  any Legal Requirement or Order to which Parent or the Buyer may be subject; or

            (iv)  any material Contract to which Parent or the Buyer is a party or by which Parent or the Buyer may be bound.

          (c)   Except as set forth in Schedule 5.2 hereto, neither Parent nor the Buyer is or will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        5.3    INVESTMENT INTENT

        The Buyer is acquiring the Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

        5.4    CERTAIN PROCEEDINGS

        There is no pending Proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Buyer's Knowledge, no such Proceeding has been Threatened.

        5.5    BROKERS OR FINDERS

        The Buyer and its officers and agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions, fees or other similar payment in connection with this Agreement or the Contemplated Transactions, except for fees or other similar payments to Duff & Phelps, LLC in connection with its delivery of a fairness opinion covering the Contemplated Transactions the obligation for payment of which shall be borne solely by the Buyer.

SECTION 6

CERTAIN COVENANTS AND AGREEMENTS

        6.1    BUSINESS IN THE ORDINARY COURSE

        The Company covenants and agrees that, except as set forth on Schedule 6.1 or as may otherwise be provided herein, without the prior written consent of the Buyer, between the date hereof and the Closing Date, the business of the Company and its Subsidiaries shall be conducted only in the Ordinary Course of Business (including any conduct that is reasonably related, complementary or incidental thereto), and not to take or omit to be taken any action which would, or which would reasonably be likely to, result in a Material Adverse Effect on the Company or any of its Subsidiaries, whether individually or taken as a whole. Without limiting the generality of the foregoing:

          (a)   the Company shall not terminate, materially modify, materially amend or enter into any Applicable Contract;

          (b)   the Company shall not incur any Indebtedness (other than for the purchase of inventory in the Ordinary Course of Business) or change its cash management practices (including with respect to accounts receivable, accounts payable and inventory);

          (c)   except for sales of inventories and normal disposal of equipment in the Ordinary Course of Business, the Company shall not sell, assign, transfer, convey, license, or otherwise dispose of, or cause the sale, assignment, transfer, conveyance, licensing, or other disposition of any of its material assets;

          (d)   the Company shall not make any loan or engage in any transactions with, or enter into any Applicable Contract with, any Affiliates of the Company;

          (e)   the Company shall maintain, preserve and protect all of its assets in as good condition as exists on the date hereof, except for ordinary wear and tear, and no Encumbrance (other than Permitted Encumbrances) shall be granted or created in respect of any asset;

          (f)    except as otherwise provided herein, the Company shall not enter into, adopt, amend, or terminate any plan program, arrangement or agreement relating to the compensation or severance of any employee of the Company, other than, with respect to non-officer employees, in the Ordinary Course of Business;

          (g)   the Company shall not implement any employee layoff;

          (h)   the books, records and accounts of the Company shall be maintained in the usual, regular, and Ordinary Course of Business and in accordance with GAAP;

          (i)    the Company shall pay expenses due and payable, bill customers, collect receivables, purchase inventory, perform all maintenance and repairs consistent with the Company's historical operating procedures necessary to maintain its facilities and equipment in normal operating condition (reasonable wear and tear excepted), maintain its current level of insurance, and otherwise conduct its business, in each case, in the Ordinary Course of Business; or

          (j)    the Company shall use its commercially reasonable efforts to preserve the respective businesses of the Company and its Subsidiaries as in effect on the date hereof, to keep available the services of their respective, present employees employed in such business, and to preserve the goodwill of the present suppliers to such business, the customers of such business and others having business relations with the Company and its Subsidiaries as of the date hereof.

        6.2    NOTICES OF CERTAIN EVENTS

        During the period from the date of this Agreement until the last Business Day immediately prior to the Closing Date (subject to earlier termination of this Agreement), each Party will give written notice to the other Party of any material variance from its representations and warranties in Sections 3, 4 or 5, as the case may be. Unless the Party receiving such notice has the right to terminate this Agreement pursuant to Section 10 by reason of such development and exercises that right prior to Closing, the written notice pursuant to this Section 6.2 will be deemed, solely for purposes of Section 11 hereof following the Closing, to have amended the Disclosure Letter, to have qualified the representations and warranties contained in Section 3, 4 or 5, as applicable, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development. Each Party will give written notice to the other Parties of:

          (a)   the discovery of any fact, condition, change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or otherwise results in any representation or warranty by such Party hereunder being inaccurate in any respect as of the date of such fact, condition, change or event had such representation or warranty been made as of such date;

          (b)   the discovery of any fact, condition, change or event that causes or constitutes a breach of any of the representations or warranties of such Party made as of the date hereof;

          (c)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions;

          (d)   any pending or, to the Knowledge of such Party, Threatened Proceeding, relating to or involving or otherwise affecting such Party that, if pending on the date hereof, (in the case of the Company) would have been required to have been disclosed pursuant to Section 3.16 hereof or that relates to the consummation of the Contemplated Transactions; and the Company will give the Buyer notice of (i) the damage or destruction by fire or other casualty of any material asset or part thereof of the Company or (ii) any material asset or part thereof of the Company becoming the subject of any Proceeding (or, to the Knowledge of the Company, Threatened Proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

        Any written notice pursuant to this Section 6.2 will be deemed, solely for purposes of Section 11 hereof following the Closing, to have amended the Disclosure Letter and representations and warranties made by the Party giving such written notice under this Agreement, but all such written notices will be disregarded for the purposes of Section 8.1, 9.1 and 10.1.

SECTION 7

TAX MATTERS

        7.1    TAX INDEMNIFICATION

        The Sellers shall severally but not jointly indemnify the Buyer, the Company, and its Subsidiaries and hold them harmless from and against (a) all Taxes (or the non-payment thereof) of the Sellers, the Company, and the Company's Subsidiaries for all taxable periods ending on or before the Closing Date (a "Pre-Closing Tax Period") and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date (such taxable period, a "Straddle Tax Period"), (b) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (c) any and all Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing. In determining the amount of Taxes that are allocable to the portion of a Straddle Tax Period ending on the Closing Date, the amount of any Taxes based on or measured by income or receipts of the Company or any of its Subsidiaries shall be allocated based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company or any of its Subsidiaries that are allocable to such portion shall be the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in such portion and the denominator of which is the number of days in the entire Straddle Tax Period.

        7.2    RESPONSIBILITY FOR FILING TAX RETURNS AND PAYING TAXES

        As soon as practicable following the Closing Date, the Buyer shall (a) prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and any of its Subsidiaries for all Pre-Closing Tax Periods and Straddle Tax Periods, to the extent such Tax Returns were not required to be filed by the Company prior to Closing pursuant to Section 3.20; and (b) pay to the applicable Governmental Body all Taxes shown as due and payable on such Tax Returns. All such Tax Returns shall be prepared consistently with the past practice of the Company and its Subsidiaries in filing similar Tax Returns to the extent permitted by applicable law. The Buyer shall permit the Seller Representative, and where any individual Seller so requests, such Seller to review and comment on each such Tax Return prior to filing and shall make such revisions as are reasonably requested by the Seller Representative. The Buyer shall give the Seller Representative (and, where applicable, any requesting Seller) and its advisors adequate time to review such Tax Returns. The Buyer shall pay all expenses the Buyer incurs in connection with the preparation and filing of such Tax Returns.

        7.3    COOPERATION ON TAX MATTERS

          (a)   The Buyer, the Company, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 7.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Sellers agree (i) to retain all books and records in their possession after the Closing Date with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

          (b)   The Buyer and Sellers further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

        7.4    CERTAIN TAXES AND FEES

        All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid equally by the Buyer, on the one hand, and the Sellers, on the other, when due, and Sellers will, notwithstanding any provision to the contrary in this Agreement, at their own expense, file all necessary Tax Returns and other documentation with respect to all such taxes, fees and charges, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

        7.5    REPORTING OF TRANSACTION

        The Parties agree to treat the sale of the Company's equity interests as a purchase of all of the assets of the Company and an assumption of all of the liabilities of the Company for U.S. federal and state income tax purposes in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432.

        7.6    PREPARATION OF ALLOCATION SCHEDULE

        The Buyer shall prepare a schedule, upon which the Seller Representative shall be entitled to review and comment, setting forth the fair market values of the Company's assets and liabilities (the "Allocation Schedule") in a manner sufficient to calculate the amount of gain characterized as ordinary income under IRC Section 751 and the allocation pursuant to IRC Sections 755 and 1060 and the U.S. Treasury Regulations thereunder (and any provision of state, local or foreign law, as appropriate), which allocation shall be binding on Sellers and the Company and its Subsidiaries. The Buyer shall deliver the Allocation Schedule to Sellers within sixty (60) days after the Closing Date. The Buyer, Sellers and the Company and its Subsidiaries shall report, act and file Tax Returns in all respects and for all purposes consistent with the Allocation Schedule. None of the Buyer, Sellers or the Company and its Subsidiaries shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable law.

        7.7    PREPAYMENT OF INDEBTEDNESS OF COMPANY

        For the avoidance of doubt, all Tax items arising from the payment of Indebtedness of the Company or its Subsidiaries on the Closing Date shall, to the extent allowable under applicable law, be reflected on the final U.S. partnership Tax Return of the Company. The Buyer, Sellers and the

Company shall report, act and file Tax Returns in all respects and for all purposes consistent with the immediately preceding sentence. None of the Buyer, Sellers or the Company shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with this Section 7.7 unless required to do so by applicable law.

SECTION 8

CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

        The Buyer's obligation to purchase the Interests and to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part, in its sole discretion):

        8.1    ACCURACY OF REPRESENTATIONS

          (a)   All of Sellers' representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall (i) have been true and correct in all respects as of the date hereof, except that if any such representations and warranties are expressly made as of a particular date or a particular time period, such representations and warranties shall have been true and correct in all material respects as of that particular date or time period and (ii) be true and correct in all respects as of the Closing Date, except that if any such representations and warranties are expressly made as of a particular date or a particular time period, such representations and warranties shall have been true and correct in all material respects as of that particular date or time period.

          (b)   All of Company's representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall (i) have been true and correct in all respects as of the date hereof, except that if any such representations and warranties are expressly made as of a particular date or a particular time period, such representations and warranties shall have been true and correct in all material respects as of that particular date or time period and (ii) be true and correct in all respects as of the Closing Date, except that if any such representations and warranties are expressly made as of a particular date, such representations and warranties shall have been true and correct in all material respects as of that particular date.

        8.2    SELLERS' PERFORMANCE

          (a)   All of the covenants and obligations that the Sellers, or any of them, are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

          (b)   Each document required to be delivered pursuant to Section 2.6(a) shall have been delivered.

        8.3    CONSENTS

        Each of the Consents identified in Part 3.2 and Part 4.2 of the Disclosure Letter shall have been obtained and must be in full force and effect.

        8.4    OFFERING

        The Offering shall have closed.

        8.5    ADDITIONAL DOCUMENTS

        The Sellers shall have delivered to the Buyer such other documents as the Buyer may reasonably request for the purpose of (a) evidencing the accuracy of any of the Sellers' representations and warranties, (b) evidencing the performance by the Sellers of, or the compliance by the Sellers with, any covenant or obligation required to be performed or complied with by any such Seller, (c) evidencing the satisfaction of any condition referred to in this Section 8, or (d) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

        8.6    NO PROCEEDINGS; NO ORDERS

        There shall not have been commenced or Threatened against the Buyer, or against any Person affiliated with the Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions. No Order (whether temporary, preliminary or permanent) shall have been issued or entered that restrains, enjoins or otherwise prohibits consummation of the Contemplated Transactions.

        8.7    NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

        There shall not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, the Interests, or (b) is entitled to all or any portion of the Purchase Price.

        8.8    NO PROHIBITION

        There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Interests by the Sellers to Buyer as of the date of this Agreement.

        8.9    ANCILLARY TRANSACTIONS

        The Ancillary Transactions shall have closed, or all conditions to their closing shall have been satisfied or waived by the applicable buyer and the applicable sellers.

        8.10    TERMINATION OF MANAGEMENT SERVICES AGREEMENT

        The Management Services Agreement between Atlas FRM LLC and Pangborn Corporation dated as of June 5, 2006, shall have been terminated.

        8.11    DELIVERY OF ESCROW AGREEMENT

        The Sellers shall have executed and delivered their counterpart signature pages for the Escrow Agreement.

        8.12    DELIVERY OF ASSIGNMENT AGREEMENT

        The Sellers shall have executed and delivered their counterpart signature pages to the Assignment Agreement.

        8.13    DELIVERY OF PREFERRED STOCK PURCHASE AGREEMENT

        The Preferred Stock Seller shall have executed and delivered their counterpart signature pages to the Preferred Stock Purchase Agreement.

        8.14    DELIVERY OF NOTE

        The Company shall have executed and delivered its counterpart signature page to the Note.

        8.15    TERMINATION OF PHANTOM STOCK PLAN

        The Company shall have terminated its phantom stock plan (and any other equity incentive plans, if any) after payment of any amounts due to its management (or any other Persons participating therein, if any) pursuant such plan.

        8.16    INDEBTEDNESS

        Effective as of 11:00 a.m. Eastern Standard Time on the Closing Date, the Company or its Subsidiaries, as the case may be, shall have prepaid, discharged or otherwise satisfied any and all Indebtedness (other than the Loans) of the Company and each of its Subsidiaries with the proceeds of the Loans. In connection with the foregoing, the Company shall deliver to the Buyer payoff letters in form and substance satisfactory to the Buyer (the "Payoff Letters") evidencing, whether conditionally or otherwise, the prepayment, discharge or other satisfaction of such Indebtedness effective as of 11:00 a.m. Eastern Standard Time on the Closing Date.

SECTION 9

CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATION TO CLOSE

        The Sellers' obligation to sell the Interests and to take the other actions required to be taken by the Sellers, or any of them, at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

        9.1    ACCURACY OF REPRESENTATIONS

        All of Parent's and Buyer's representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall (i) have been true and correct in all respects as of the date hereof, except that if any such representations and warranties are expressly made as of a particular date or a particular time period, such representations and warranties shall have been true and correct in all material respects as of that particular date or time period and (ii) be true and correct in all respects as of the Closing Date, except that if any such representations and warranties are expressly made as of a particular date, such representations and warranties shall have been true and correct in all material respects as of that particular date.

        9.2    PARENT'S AND BUYER'S PERFORMANCE

          (a)   All of the covenants and obligations that Parent, the Buyer, or either of them, are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

          (b)   Each document, certificate or instrument required to be delivered pursuant to Section 2.6(b) shall have been delivered and the Buyer shall have made the cash payment required to be made by Buyer pursuant to Section 2.6(b).

        9.3    CONSENTS

        Each of the Consents identified in Schedule 5.2 shall have been obtained and must be in full force and effect.

        9.4    ADDITIONAL DOCUMENTS

        Parent and Buyer shall have delivered to the Sellers such other documents as the Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Parent and Buyer, (ii) evidencing the performance by Parent and Buyer of, or the compliance by Parent and Buyer with, any covenant or obligation required to be performed or complied with by Buyer,

(iii) evidencing the satisfaction of any condition referred to in this Section 9, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

        9.5    NO INJUNCTION

        There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Interests by the Sellers to Buyer as of the date of this Agreement.

        9.6    OFFERING

        The Offering shall have closed.

        9.7    ANCILLARY TRANSACTIONS

        The Ancillary Transactions shall have closed, or all conditions to their closing shall have been satisfied or waived by the Buyer and the applicable Sellers.

        9.8    LOANS

        Effective as of 10:30 a.m. Eastern Standard Time on the Closing Date, the Buyer shall have funded under the Note an aggregate principal amount equal to THIRTEEN MILLION DOLLARS ($13,000,000) (the "Loans").

        9.9    PAYOFF OF REMAINING INDEBTEDNESS

        If the Company or its Subsidiaries fails to payoff or otherwise discharge all or any portion of the outstanding Indebtedness of the Company or its Subsidiaries in accordance with Section 8.16 hereof, then Buyer shall payoff or otherwise discharge such Indebtedness that remains outstanding (such amount necessary to payoff or otherwise discharge such Indebtedness, the "Remaining Payoff Amount").

SECTION 10

TERMINATION

        10.1    TERMINATION

        This Agreement may be terminated:

          (a)   in writing by mutual consent of the Buyer and the Seller Representative;

          (b)   by written notice from the Seller Representative to the Buyer, in the event the Buyer (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Seller Representative having notified the Buyer of its intent to terminate this Agreement pursuant to this Section 10.1(b);

          (c)   by written notice from the Buyer to the Seller Representative, in the event the Company or any of the Sellers (i) fail to perform in any material respect any of their agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breach any of their representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Buyer having notified the Seller Representative of its intent to terminate this Agreement pursuant to this Section 10.1(c); and

          (d)   by written notice sent by the Seller Representative to the Buyer or sent by the Buyer to the Seller Representative, as the case may be, in the event the Closing has not occurred on or prior to December 31, 2007 (the "Expiration Date") for any reason other than delay or nonperformance of the Party seeking such termination.

        10.2    SPECIFIC PERFORMANCE

        Each Party hereby acknowledges that the rights of each Party to consummate the Contemplated Transactions are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

        10.3    EFFECT OF TERMINATION

        In the event of termination of this Agreement pursuant to this Section 10, this Agreement shall forthwith become void without recourse or liability by any Party to any other Party except that obligations of the Parties under Section 13.1 (Expenses), Section 13.2 (Notices), Section 13.4 (Waiver), Section 13.6 (Assignments, Successors, and No Third Party Rights), Section 13.7 (Severability) and Section 13.10 (Governing Law) and this Section 10.3 shall survive the Termination Date.

SECTION 11

INDEMNIFICATION; REMEDIES

        11.1    SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

          (a)   The representations, warranties and covenants of the parties shall survive the Closing until the twelfth (12th) month anniversary of the Closing Date, except for (i) the Company's representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authority; No Conflict; No Consent), 3.3 (Capitalization; Title to Interests), 3.6 (Title to Properties; Encumbrances), 3.16 (Finders; Brokers), the Sellers' representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authority; No Conflict; No Consent), 4.3 (Title to Interests), and the Buyer's representations and warranties set forth in Sections 5.1 (Organization and Good Standing), and 5.2 (Authority; No Conflict; No Consent), which shall survive indefinitely, and (ii) the Company's representations and warranties set forth in Sections 3.19 (Labor Matters), 3.20 (Taxes), 3.21 (Employee Benefits; ERISA), and 3.22 (Environmental Matters), the mutual tax covenants contained in Section 7, and the covenant relating to historical indemnification claims contained in Section 12, which representations, warranties and covenants shall survive the Closing until the expiration of the applicable statute of limitations (as applicable, the "Survival Period"). Nothing contained in the foregoing sentence shall prevent recovery under this Section 11 after the expiration of the Survival Period so long as the party making a claim or seeking recovery complies with the provisions of clause (x) and (y) of the following sentence. No Party shall have any claim or right of recovery for any breach of a representation, warranty, covenant or agreement unless (x) written notice is given in good faith by that Party to the other Party of the representation, warranty, covenant or agreement pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported breach of the representation, warranty, covenant or agreement, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (y) such notice is given prior to the expiration of the Survival Period.

          (b)   The right of any indemnified party to indemnification, payment of Damages or other remedy based on representations, warranties, covenants and obligations of any indemnifying party will not be affected by any investigation conducted by such indemnified party, or any Knowledge acquired (or capable of being acquired) by such indemnified party (except for, in the case of a Buyer's Indemnified Person, the actual knowledge of Andrew M. Bursky or Timothy J. Fazio) before the Closing Date, in each case, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation of such indemnifying party whether before or after the Closing Date; provided, that the indemnifying Persons shall have the burden of proving actual knowledge in the case of Andrew M. Bursky or Timothy J. Fazio. The waiver by such indemnified party of any condition based on the accuracy of any representation or warranty of such indemnifying party, or on the performance of or compliance with any covenant or obligation by such indemnifying party, will not affect the right of such indemnified party to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

          (c)   From and after the Closing, the right of the parties hereto to demand and receive indemnification pursuant to this Section 11 shall be the sole and exclusive remedy exercisable by a party with respect to any claim arising out of or relating to this Agreement or the Contemplated Transactions, except for remedies based on fraud, willful misconduct, bad faith or intentional misrepresentations of the indemnifying parties; provided, that any remedies against Sellers based on fraud, willful misconduct, bad faith or intentional misrepresentations shall be several but not joint and shall be based on each individual Seller's own fraud, willful misconduct, bad faith or intentional misrepresentation.

        11.2    INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

          (a)   Indemnification and Payment of Damages. Subject to Section 11.2(b), the Sellers (collectively, the "Indemnitors") shall severally but not jointly indemnify and hold harmless Buyer and its Representatives, stockholders, controlling persons, and Affiliates (collectively, the "Buyer's Indemnified Persons") for, and shall severally but not jointly pay to the Buyer's Indemnified Persons, any and all Damages, arising, directly or indirectly, from or in connection with

            (i)    any Breach of any representation or warranty made by the Company or the Sellers in this Agreement (after giving effect to the Disclosure Letter but without giving effect to any standard of materiality), the Disclosure Letter or any other certificate or document delivered by the Company or the Sellers pursuant to this Agreement; or

            (ii)   any Breach by the Company or any Seller of any covenant or obligation of the Company or any Seller in this Agreement; or

            (iii)  any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person (or any Person acting on their behalf) in connection with the Contemplated Transactions; or

            (iv)  any obligation with respect to Taxes for which Sellers are liable under Section 7.

          (b)   Limitations. Notwithstanding anything to the contrary in Section 11.2(a) or elsewhere in this Agreement:

            (i)    the Indemnitors shall have no Liability (for indemnification or otherwise) with respect to the matters described in clause (i) or clause (ii) of Section 11.2(a) hereof until the total of all Damages with respect to such matters exceeds 1.0% of the Indemnity Amount (the "Sellers' Threshold Amount"), and then only for the amount by which such Damages exceeds the Sellers' Threshold Amount, and the aggregate Liability of the Indemnitors to the Buyer's Indemnified Persons in respect of Section 11.2(a)(i)-(iii) shall not in any event exceed 10% of the Indemnity Amount (the "Sellers' Indemnification Cap"); and in no event shall any individual Seller be liable for an amount in excess of (x) such Seller's Pro Rata Share of the Sellers' Indemnification Cap or (y) the amount of cash or securities such Seller pledged or placed in escrow pursuant to Section 11.2(d) hereof;

            (ii)   none of the Sellers' Threshold Amount, the Sellers' Indemnification Cap, nor the limitations contained in clauses (x) or (y) of Section 11.2(b)(i) hereof shall apply to Damages to be indemnified by a Seller to the extent arising from (x) such Seller's fraud, willful misconduct, bad faith or intentional misrepresentation or (y) any Breach (A) of any representation or warranty set forth in Sections 3.1(a), 3.2(a), 3.3, 3.6, 3.19, 3.20, 3.21, 4.1, 4.2 or 4.3 hereof or the covenant set forth in Section 12 hereof or (B) by a Seller of any covenant or obligation of such Seller under this Agreement to be performed after the Closing; provided, however, in no event shall any Seller be liable under this Section 11 in an aggregate amount in excess of such Seller's Maximum Exposure.

          (c)   Limitations as to Materiality. For purposes of determining (i) the aggregate Liability of the Indemnitors to the Buyer's Indemnified Persons in respect of Section 11.2(a) and (ii) whether the total of all Damages exceeds the Sellers' Threshold Amount or the aggregate Liability of Indemnitors to Buyer's Indemnified Persons exceeds the Sellers' Indemnification Cap, each representation and warranty contained in this Agreement for which indemnification is sought hereunder shall be read without regard to, and as if such representation or warranty did not contain, materiality qualifications that may be contained therein, including as to any Material Adverse Effect or Material Adverse Change.

          (d)   Security for Indemnification Claims Against Indemnitors. In order to secure the Indemnitors' obligation to indemnify the Buyer's Indemnified Persons in the event of any claim under this Section 11, each of the Sellers shall agree to (i) with respect to a Seller that participated in the Private Placement, grant to the Buyer a security interest pursuant to the terms of the Escrow Agreement over such Seller's equity interests in (A) Atlas Titan Management Investments LLC, if such Seller is directly a member thereof, (B) Atlas Titan Investments LLC, if such Seller is directly a member thereof, or (C) in Atlas Industries Holdings LLC, if the Seller is directly a member thereof, in each case, up to an amount equal to such Seller's Pro Rata Share of the Sellers' Indemnification Cap; provided, that the value of such equity interests shall be determined, in each case, by reference to the greater of the (x) value of such Seller's cost basis in such equity interests and (y) the market value, as of the date a claim is paid pursuant to this Section 11, of Parent's common shares received by any of Atlas Titan Management Investments LLC, Atlas Titan Investments LLC or such Seller, as the case may be, pursuant to the Private Placement, and (ii) with respect to a Seller that did not participate in the Private Placement, grant to the Buyer a security interest pursuant to the terms of the Escrow Agreement in cash placed in escrow by such Seller in an amount equal to such Seller's Pro Rata Share of the Sellers' Indemnification Cap. The terms of any Escrow Agreement will include (i) an independent collateral agent, (ii) a pledge term of 12 months and (iii) a pledge by all Sellers; provided, that the Escrow Agreement shall require that the Buyer may not release any particular Seller unless all Sellers are so released.

        11.3    INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

          (a)   Indemnification and Payment of Damages. The Buyer and the Parent shall jointly and severally indemnify and hold harmless the Sellers, and shall pay to the Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (i) any Breach of any representation or warranty made by the Buyer or the Parent in this Agreement (without giving effect to any standard of materiality) or in any certificate delivered by the Buyer or the Parent, as applicable, pursuant to this Agreement, (ii) any Breach by the Buyer or the Parent of any covenant or obligation of Buyer or the Parent, as applicable, in this Agreement, or (iii) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

          (b)   Limitations on Amount. Notwithstanding anything to the contrary in Section 11.3(a), the Buyer shall have no Liability (for indemnification or otherwise) with respect to the matters described in clause (a) of this Section 11.3 until the total of all Damages with respect to such matters exceeds ONE MILLION DOLLARS ($1,000,000) (the "Buyer's Threshold Amount"), and then only for the amount by which such Damages exceed the Buyer's Threshold Amount, and the aggregate Liability to the Sellers under this Agreement shall not in any event exceed the lesser of 10% of the Indemnity Amount and THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000) (the "Buyer's Indemnification Cap"); provided, however, that neither the Buyer's Threshold Amount nor the Buyer's Indemnification Cap shall apply to Damages to the extent arising from any Breach of any representation or warranty (x) based on fraud, willful or intentional misrepresentation or (y) set forth in Section 5.2(a).

        11.4    PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS

          (a)   Promptly after receipt by an indemnified party under Sections 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any Liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice. If the indemnified party is, or is affiliated with, the Buyer, the Parties agree that such indemnified party may effect notice to any Seller indemnifying party under this Section 11.4(a) by providing such notice to the Seller Representative.

          (b)   If any Proceeding referred to in Section 11.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. Upon a final and binding determination of any such Proceeding and the giving notice thereof to the indemnifying party, the indemnified party shall be entitled to set off any amount to which it may be entitled under this Section 11 against amounts otherwise payable or distributable by the indemnified party to the indemnifying party including amounts distributable in respect of equity securities directly or indirectly owned by such indemnified party (such as in respect of common shares of the Parent). If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no Liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

          (c)   Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (d)   The Indemnitors hereby consent to the non exclusive jurisdiction of any court in which a Proceeding is brought by an indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Indemnitors with respect to such a claim anywhere in the world.

        11.5    PROCEDURE FOR INDEMNIFICATION; OTHER CLAIMS

          (a)   A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought. Upon receipt of such notice, the indemnifying party shall have 30 days to object to such claim for indemnification by delivery of a written notice of such objection to the indemnified party specifying in reasonable detail the basis for such objection. Failure to timely object shall constitute a final and binding acceptance of the claim for indemnification by the indemnifying party and such claim shall be paid by the indemnifying party. If an objection is timely made by the indemnifying party, then the indemnifying party and the indemnified party shall negotiate in good faith to resolve any such dispute. Notwithstanding anything to the contrary in this Agreement, Sellers shall reimburse the Buyer for any Taxes of the Company or any of its Subsidiaries which are the responsibility of Sellers pursuant to Section 7.1 no later than ten (10) Business Days after payment of such Taxes by the Buyer, the Company, or any of its Subsidiaries or after receiving written notification of such payment from the Buyer, whichever is later.

        11.6    TAX TREATMENT OF PAYMENTS    The Parties shall, to the extent permitted by applicable law, treat any indemnity payments made under this Agreement as an adjustment to the Purchase Price for Tax purposes.

SECTION 12

HISTORICAL INDEMNIFICATION CLAIMS

        12.1    RIGHTS TO INDEMNIFICATION UNDER HISTORICAL PURCHASE AGREEMENTS

          (a)   Subject to paragraphs (b) and (c) of this Section 12.1, if (i) Buyer shall suffer Damages as a result of any inaccuracy in or breach of, or any failure to perform or comply with, any representation or warranty, or any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation or warranty, under any of the agreements pursuant to which the Sellers acquired their interests in the Company (each an "Historical Purchase Agreement") by the Seller party or parties, as the case may be, under each such Historical Purchase Agreement, (ii) Buyer notifies the Sellers in writing (each such notice an "Historical Claim Notice") of such breach, failure, occurrence or circumstance (each an "Historical Claim"), each of which Historical Claim Notices shall specify in particularity the basis for such Historical Claim and the amount of such claimed Damages, and (iii) at the time of receipt of an Historical Claim Notice, the Sellers have sufficient information to prosecute such Historical Claim, then the Sellers shall in good faith cooperate with Buyer in fully prosecuting such Historical Claim.

          (b)   The Sellers' obligations under paragraph (a) of this Section 12.1 with respect to each Historical Claim shall be conditioned upon Buyer's agreement to (i) pay, or reimburse the Sellers for, all costs and expenses (including reasonable attorneys' fees and costs) incurred in connection with the prosecution of such Historical Claim, (ii) indemnify and hold the Sellers and their respective Affiliates harmless against any and all claims, counterclaims, Damages, fees and expenses incurred as a result of or arising from the prosecution of such Historical Claim, and (iii) if and to the extent requested by the Sellers, assume (with the assistance of legal counsel reasonably acceptable to the Sellers) responsibility for the prosecution of such Historical Claim.

          (c)   Any amounts recovered by the Sellers or Buyer as a result of any Historical Claim shall be for the benefit of Buyer.

SECTION 13

GENERAL PROVISIONS

        13.1    EXPENSES

        Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants; provided, that all expenses payable by the Company shall be submitted for payment no later than the day immediately preceding the Closing Date. Each of the Company and the Buyer will pay one half of any transfer taxes assessed as a result of the transactions contemplated by this Agreement.

        13.2    NOTICES

        All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

        If to the Sellers: Ronald Lee Stewart

    P.O. Box 23138
    Hilton Head, South Carolina 29925
    Facsimile No.: (843) 682-3786

        with a copy to: Andrews Kurth LLP

    1350 I Street, N.W., Suite 1100
    Washington, D.C. 20005
    Attention: Andrew Tucker, Esq.
    Facsimile No.: (202) 974-9523

        If to Buyer: Atlas Pangborn Acquisition Corp.

    One Sound Shore Drive
    Greenwich, CT 06830
    Attention: Chief Executive Officer
    Facsimile No.: (203) 622-0151

        with a copy to: McDermott Will & Emery LLP

    600 Thirteenth Street, N.W.
    Washington, DC 20005
    Attention: Christopher M. Zochowski
    Facsimile No.: (202) 756-8087

        13.3    FURTHER ASSURANCES; ADDITIONAL LIABILITY

          (a)   The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

          (b)   To the extent that the Sellers have liability for or pay an amount pursuant to a working capital adjustment or an indemnity or otherwise, and they could have liability for that same amount under one or more sections of this Agreement, the Parties agree that Sellers shall only be required to adjust for, or pay such amount under one section of this Agreement, and shall not be liable, or adjust, for the same amount multiple times.

        13.4    WAIVER

        The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        13.5    ENTIRE AGREEMENT AND MODIFICATION; DISCLAIMER OF REPRESENTATIONS

          (a)   This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

          (b)   Except for the representations and warranties of the Company and the Sellers expressly set forth in this Agreement, neither the Company nor any of the Sellers have made, and the Buyer and Parent acknowledge that they have not relied on, and will not rely on, any representations or warranties with respect to the Interests, any Seller or the Company or its Subsidiaries or their respective assets, liabilities, financial condition or results of operations or with respect to any of the Contemplated Transactions, the Offering or Parent's registration statement on Form S-1 or prospectus in connection therewith.

        13.6    LIMITATIONS ON LIABILITY

        NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL ANY SELLER BE LIABLE FOR (i) ANY CLAIM OR

DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CONTEMPLATED TRANSACTIONS IN EXCESS OF THE AMOUNT SPECIFIED IN SECTION 11.2(b) OR RELATING TO THE OFFERING OR PARENT'S REGISTRATION STATEMENT OF FORM S-1 OR PROSPECTUS IN CONNECTION THEREWITH.

        13.7    ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

        Except with respect to any agreement expressly contemplated by this Agreement, neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any of its Affiliates or to any lender of Buyer or Parent as collateral security for borrowing, at any time whether prior to or following the Closing Date, in each such case Buyer and Parent will nonetheless remain liable for all of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

        13.8    SEVERABILITY

        If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        13.9    SECTION HEADINGS; CONSTRUCTION

        The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "SECTION" or "SECTIONS" refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        13.10    TIME OF ESSENCE

        With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        13.11    GOVERNING LAW

        This Agreement shall be governed by the laws of the State of New York without regard to conflicts of laws principles thereof to the extent that application of such principles would require or permit the application of the laws of another jurisdiction.

        13.12    COUNTERPARTS

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        13.13    SELLER REPRESENTATIVE

        Ronald Lee Stewart shall act as agent and attorney-in-fact to act on behalf of the Sellers as provided herein (the "Seller Representative"). If more than one Person acts as the Seller Representative, a decision of a majority of such Persons shall be conclusive. In the event of the death, disability or resignation of a Seller Representative, a successor may be appointed by a majority in interest of the Sellers. The Seller Representative shall have no obligations or duties except as expressly set forth herein and in connection with such duties shall have the power to take any and all actions which the Seller Representative believes are necessary or appropriate or in the best interests of the Sellers, as fully as if each such Seller was acting on its, his or her own behalf. The authority granted hereunder is deemed to be coupled with an interest. The death or incapacity of any Seller shall not terminate the authority and agency of the Seller Representative. Buyer shall have the right to rely on any actions taken or omitted to be taken by the Seller Representative, without the need for any inquiry, and any such actions or omissions shall be binding upon each of the Sellers. The Seller Representative shall incur no Liability, loss, damage or expense as a result of any action taken in good faith hereunder, including any legal fees and expenses.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PARENT:
ATLAS INDUSTRIES HOLDINGS LLC
By:	Name: Andrew M. Bursky Title: Chief Executive Officer
BUYER:
ATLAS PANGBORN ACQUISITION CORP.
By:	Name: Title:
COMPANY:
CAPITAL EQUIPMENT RESOURCES LLC
By:	Name: Title:

SELLERS:
ATLAS CARRY HOLDINGS LLC
By:	Name: Title:
ATLAS PANGBORN HOLDINGS LLC
By:	Name: Title:
ATLAS HOLDINGS PARTNERS LLC
By:	Name: Title:

MR. LLOYD R. ABRAMS IRA
By:	Name: Title:
By:	E. Garrett Bewkes III
By:	[Spouse]
By:	Timothy Blake
By:	[Spouse]
By:	John Cabaniss
By:	[Spouse]
By:	Mark Camel
By:	[Spouse]
By:	Kevin Copenspire
By:	[Spouse]

By:	Daniel E. Cromie
By:	[Spouse]
By:	Arnold Divine
By:	[Spouse]
By:	Joseph Fazio
By:	[Spouse]
By:	Michael Friskney
By:	[Spouse]
By:	Eugene Frey
By:	[Spouse]
By:	Ronald B. Gordon
By:	[Spouse]
By:	Richard C. Gozon
By:	[Spouse]

GRAHAM FAMILY PARTNERSHIP
By:	Name: Title:
SOUND CAPITAL PARTNERS, LLC
By:	Name: Title:
By:	Michael Lyublinsky
By:	[Spouse]

MAIER LIVING TRUST DTD 8/10/99
By:	Name: Title:
By:	Barry H. Miller
By:	[Spouse]
By:	William O'Malley
By:	[Spouse]
By:	Steven N. Rappaport
By:	[Spouse]
By:	Alan L. Zimmerman
By:	[Spouse]
By:	Larry B. Richard
By:	[Spouse]
By:	Michael R. Rinker
By:	[Spouse]

CAREMI PARTNERS LTD
By:	Name: Title:
By:	Philip Schuch
By:	[Spouse]
By:	Walter W. Stasik
By:	[Spouse]
By:	Ronald L. Stewart
By:	[Spouse]
By:	Peter W. Stott
By:	[Spouse]
By:	David I.J. Wang
By:	[Spouse]
By:	Ronald Whitaker
By:	[Spouse]
By:	Steven White
By:	[Spouse]

SOUTHFIELD COMMUNICATIONS LLC
By:	Name: Title:
By:	Uzi Zucker
By:	[Spouse]
CSC PARTNERS
By:
By:	Name: Title:
By:	Randy Hudson
By:	[Spouse]
By:	Mike Giroux
By:	[Spouse]

By:	Dan Koenig
By:	[Spouse]
By:	Tom Wojcik
By:	[Spouse]
By:	Steven Cooper
By:	[Spouse]
By:	Kenneth Dickson
By:	[Spouse]

QuickLinks

Form of PURCHASE AGREEMENT among ATLAS INDUSTRIES HOLDINGS LLC, the Parent, ATLAS PANGBORN ACQUISITION CORP., the Buyer CAPITAL EQUIPMENT RESOURCES LLC, the Company and ATLAS CARRY HOLDINGS LLC, ATLAS PANGBORN HOLDINGS LLC, ATLAS HOLDINGS PARTNERS LLC AND CERTAIN ENTITIES AND INDIVIDUALS LISTED ON THE SIGNATURE PAGES HERETO, collectively, the Sellers
TABLE OF CONTENTS
PURCHASE AGREEMENT
RECITALS
SECTION 1 DEFINITIONS
SECTION 2 SALE AND TRANSFER OF INTERESTS; CLOSING
SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4 REPRESENTATIONS AND WARRANTIES OF SELLERS
SECTION 5 REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT
SECTION 6 CERTAIN COVENANTS AND AGREEMENTS
SECTION 7 TAX MATTERS
SECTION 8 CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE
SECTION 9 CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATION TO CLOSE
SECTION 10 TERMINATION
SECTION 11 INDEMNIFICATION; REMEDIES
SECTION 12 HISTORICAL INDEMNIFICATION CLAIMS
SECTION 13 GENERAL PROVISIONS